EXHIBIT 10.2

Indexing Instructions:	This Instrument Prepared by and Return to:
The Northeast quarter of	__________________________________
Section Nine, Township 8 South	__________________________________
Range 11 West	__________________________________
First Judicial District of
Harrison County, MS

Lessee:	Lessor:
Rotate Black MS, LLC,	Gulfport Redevelopment Commission,
a Mississippi limited liability company	the urban renewal agency of the City of Gulfport
2510 14th Street, Suite 1125 (39501)	2309 15th Street
Post Office Box 160	Gulfport, MS 39201
Gulfport, MS 39501	Phone:_______________________
Phone: (228) 424-7424

GROUND LEASE

THIS GROUND LEASE (this “Lease”) is made and entered into by and between the Gulfport Redevelopment Commission, as the urban renewal agency of the City of Gulfport, Mississippi, pursuant to Title 43, Chapter 35, Article 1, Mississippi Code of 1972, as amended (“Lessor”) and Rotate Black MS, LLC, a Mississippi limited liability company (“Lessee”), on October 20, 2010 with an effective date as of the 28th day of October, 2010 (the “Effective Date”).

Lessor is the owner of approximately four and five hundred twenty-six thousandths (4.526) acres of real property in Gulfport, Mississippi located adjacent to the Bert Jones Yacht Basin as more particularly described on Exhibit A (the “Parcel”).

Lessor has requested proposals from developers and other qualified parties to develop the Parcel in accordance with the Lessor’s Request for Proposals dated September 1, 2010 including, without limitation, any and all supplements or addenda issued by Lessor (collectively, the “RFP”); and Lessee submitted a proposal pursuant to the RFP and was selected by the Lessor in accordance with the term and conditions of the RFP to undertake the Development.

The Lessor and Lessee now desire to enter into a lease for the Parcel for a term of years on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of these premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto intending to be legally bound agree as follows:

ARTICLE 1
DEFINITIONS

1.1  Additional Amounts.  As defined in Section 5.1.

1.2  Additional Rent. As defined in Section 4.5.

1.3  Adjusted EBITDA.  As defined in Section 4.7.

1.4  Affiliate.  Any Person shall be deemed an Affiliate of Lessee if:

(a)  Lessee and/or its principal(s) owns, either directly, indirectly or through another Person owned or controlled by Lessee, twenty percent (20%) or more of the outstanding stock or other equity interest in the Person, or

(b)  Such Person and/or principal(s) owns, either directly, indirectly or through another Person which is under common control with such Person, twenty percent (20%) or more of the outstanding stock or other equity interest in Lessee, or

(c)  Lessee, such Affiliate and/or its principal(s) has either directly or indirectly, (i) the right or discretion to control pursuant to the exercise of voting power or the terms of a contract, agreement or otherwise or (ii) the power to direct or cause the direction of the management or policies of a Person.

For purposes of this Section 1.4, (i) Lessee shall be deemed to control a Person if it owns twenty percent (20%) or more of all stock or other equity interests in the Person which are entitled to vote and (ii) a Person shall be deemed to be under common control with another Person if there is twenty percent (20%) or more overlap in the ownership of the equity interests in the two or more Persons.

The City of Gulfport, Mississippi and any agency, division or instrumentality of the City shall be deemed an Affiliate of Lessor.

1.5  Applicable Standards.  The standards generally and customarily applicable from time to time during the Term to commercial buildings in the Gulfport, Mississippi metropolitan area of an age comparable to the age and quality of the Improvements existing at the time this standard is being applied.

1.6   Assignee.  A Person to whom an Assignment is made.

1.7  Assignment.  A transfer by Lessee of all of its rights, title, interest and obligations hereunder to all or any portion of the Parcel.

1.8  Base Rent.  As defined in Section 4.4.

1.9  Casualty Termination Work.  As defined in Section 14.1.

1.10  City.  The City of Gulfport, Mississippi.

1.11  Commencement Date.  The earlier of: (i) issuance of a temporary certificate of occupancy or certificate of occupancy by the City for the Premises or a portion thereof, or (ii) the opening of operations by Lessee to the public, including any gaming operations by Lessee or an Affiliate on the Parcel or any property adjacent or contiguous to the Parcel, or (iii) October 1, 2011.

1.12  Construction Deadline.  For Phase 1 and Phase 2 as identified in the Lessee’s RFP Response, the Construction Deadline is October 1, 2012.  For Phase 3 as identified in the Lessee’s RFP Response, the Construction Deadline is October 1, 2015.

1.13  Construction Plans.  As defined in Section 8.3.

1.14  Development.  Shall mean the development by Lessee or its Affiliates of the Parcel or any property adjacent or contiguous to the Parcel and as contemplated by the Development Plan.

1.15  Development Plan.   At any time and from time to time during the Term of this Lease, the Premises and the improving and equipping thereof and shall include, without limitation:  (a) the planning and design of the Premises; (b) the materials and the acquisition and installation of materials to be incorporated in the Improvements; (c) the fixtures and the acquisition and installation of fixtures to be incorporated in the Improvements; and (d) the equipment and the acquisition, leasing, fabrication, design, installation, maintenance, testing, “breaking-in” and future upgrades of any equipment for use at the Premises.

1.16  EBITDA.  Determined in accordance with generally accepted accounting principles consistently applied.

1.17  Environmental Statutes.  All Requirements, whether now existing or hereafter enacted or promulgated, regulating, relating to or imposing liability or standards of conduct concerning any Regulated Substance or the protection of the environment, including, without limitation:  (i) Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 etseq.(known as CERCLA or Superfund) as amended by the Superfund Amendments and Reauthorization Act of 1986 (known as SARA); (ii) Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq. (known as SWDA) as amended by Resource Conservation and Recovery Act (known as RCRA); (iii) National Environmental Policy Act, 42 U.S.C. Section 4321 et seq. (known as NEPA); (iv) Toxic Substances Control Act, 15 U.S.C., Section 2601 et seq. (known as TSCA); (v) Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq. (known as Public Health Service Act, PHSA); (vi) Refuse Act, 33 U.S.C. Section 407 et seq.; (vii) Clean Water Act, 33 U.S.C. Section 1251 et seq. (known as Federal Water Pollution Control Act, FWPCA); (viii) Clean Air Act, 42 U.S.C. Section 7401 et seq. (known as CAA); (ix) The Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 1101 et seq. (known as EPCRTKA); (x) the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (known as OSHA); and (xi) any similar statute of the State of Mississippi.

1.18  Expiration Date.  As defined in Section 3.1.

1.19  Force Majeure Events.  As defined in Section 29.1.

1.20  Gaming Control Act.  That certain act entitled Mississippi Gaming Control Act Miss Code Annotated 75-75-1 et.seq. , as such act may be amended from time to time, and the rules and regulations promulgated thereunder by the Mississippi Gaming Commission.

1.21  Governmental Authorities or any one a Governmental Authority.  The United States of America, the State of Mississippi, Harrison County, the City of Gulfport, and any agency, department, commission, board, bureau, quasi governmental authority, instrumentality or political subdivision of any of the foregoing, now existing or hereafter created, having jurisdiction over the Premises, the Improvements or any portion of either.

1.22  Gross Gaming Revenues.  As defined in Section 4.6.

1.23  Impositions.  All assessments and charges for utilities and communication services; all license, permit and other authorization fees; all taxes, duties, charges and assessments of every kind and nature imposed by any Governmental Authority pursuant to any current or subsequently enacted Requirements, which during the Term of this Lease become due, or imposed upon, charged against, measured by or become a lien on: (a) the Parcel; (b) any Improvements or personal property of Lessee located on the Parcel; (c) the interest of Lessee in this Lease or in the proceeds received by Lessee from any Assignments and/or Subleases of any portion of the Premises.

1.24  Improvements.  As defined in Section 8.1.

1.25  Initial Improvements.  None.

1.26  Interest Rate.  A rate of interest equal to the greater of: (i) Prime Rate plus five percent (5%) per annum or (ii) ten percent (10%) per annum, but in no event in excess of the maximum permissible rate then in effect in the State of Mississippi.

1.27  Lease Year.  In the case of the first (1st) Lease Year, the period following the Commencement Date until June 30 of that year and in the case of subsequent Lease Years, the twelve (12) calendar month period following each Lease Year based on a June 30 fiscal year.

1.28  Leasehold Estate.  Collectively, (i) all right, title and interest of Lessee in, to and under this Lease, and (ii) all right, title and interest of Lessee in, to and under the Premises and Improvements for the Term.

1.29  Leasehold Mortgagor.  Lessee or any other mortgagor of a Leasehold Estate created by this Lease.

1.30  Lessee’s Construction.  As defined in Section 8.2.

1.31  Lessee’s Policies.  As defined in Section 13.10.

1.32  Lessee’s RFP Response.  That certain response by Lessee to the RFP which was dated September 28, 2010 and any supplements or amendments thereto which were approved and accepted in writing by Lessor, a copy of which is incorporated herein by this reference.

1.33  Lessee’s Work.  As defined in Section 8.12.

1.34  Losses.  As defined in Section 12.1.

1.35  Material Default.  As defined in Section 22.2(f).

1.36  Mississippi Gaming Commission.  That certain organization which is responsible for the enforcement the Gaming Control Act and Charitable Gaming Laws of the State of Mississippi as established by the Mississippi Legislature or any successor commission or agency.

1.37  Owner.  As defined in Section 8.14.

1.38  Parcel.  That certain real property containing approximately four and five hundred twenty-six thousandths (4.526) acres legally described on Exhibit A attached hereto and depicted on the survey attached hereto as Exhibit B.

1.39  Percentage Rent.  As defined in Section 4.6.

1.40  Permitted Mortgage.  Any mortgage, deed of trust, agreement for sale or other security device creating a first lien on Lessee’s Leasehold Estate, a true and complete copy of which has been properly delivered to Lessor.

1.41  Permitted Mortgagee.  The holder of a Permitted Mortgage.

1.42  Permits.  As defined in Section 8.7.

1.43  Person.  An individual, corporation, limited liability company, partnership of any type, joint venture, estate, trust, unincorporated association, other entity and all Governmental Authorities.

1.44  Personal Property.  As defined in Article 15.

1.45  Plan Approval Deadline.  As defined in Section 8.4.

1.46   Premises.  The Parcel together with all rights and easements appurtenant thereto as expressly granted by this Lease, all existing and future Improvements, temporary or portable structures, and personal property located on, below or above the Parcel.

1.47  Prime Rate.  The Prime Rate of interest published as the consensus prime rate by The Wall Street Journal or any successor publication.  If the Prime Rate shall cease to be published, the Prime Rate shall equal the equivalent rate announced from time to time by the Mississippi based bank holding the most deposits at the end of the preceding calendar year.

1.48  Public Use Interest.  As defined in Section 7.1.

1.49  Regulated Substance.  As defined in Section 12.3.

1.50  Rent. As defined in Section 4.1.

1.51  Requirements.  Any and all applicable now existing or hereafter enacted or promulgated federal, state, county and municipal laws, rules, orders, judgments, ordinances, regulations, statutes, requirements, permits, consents, certificates, approvals, codes and executive orders.

1.52  Space Leases.  As defined in Section 16.4(c).

1.53  Sublease.  A transfer by Lessee of less than all of its rights, title, interest and obligations hereunder to all or any portion of the Parcel.  Any further Assignments or Subleases made by Sublessees shall also be included within the meaning of the term Sublease.

1.54  Sublessee.  The lessee under a Sublease.

1.55  Term.  A period of fifty-nine (59) years commencing on the Commencement Date.  The Term shall also include the period from the Effective Date until the Commencement Date.

1.56  Title Matters.  Those matters affecting title to the Parcel including, without limitation, those matters set forth in Exhibit C attached hereto and matters that would be reflected on an ALTA survey of the Parcel.

1.57  Water Front Lease.  As defined in Section 7.7.

ARTICLE 2
PARCEL

2.1  Lease Grant.  Lessor does hereby demise and lease to Lessee, and Lessee does hereby lease and take from Lessor the Parcel, together with all easements, appurtenances and other rights and privileges now or hereafter belonging or appertaining to the Parcel, subject to the Title Matters, for the Term.

2.2  Income Tax Considerations.  Lessor and Lessee agree that throughout the Term, for federal income tax purposes, Lessor shall be treated as the owner of the Parcel and Lessee shall be deemed the owner of the Improvements, and neither Lessor nor Lessee shall take any action (or refrain from taking any action) that is inconsistent with such tax treatment.

2.3  The Parcel.  Lessee acknowledges that Lessee is fully familiar with the Parcel, the physical condition thereof, the Title Matters and all Requirements applicable to the Parcel and any contemplated development thereof.  Lessee accepts the Premises in its existing condition and Lessor shall in no event whatsoever be liable for any latent or patent defects in the Premises.  In the event the exact acreage is reduced due to minor discrepancies in the legal description of the Parcel or by the Development Plan, no such reduction shall alter or modify any terms or provisions of this Lease including, without limitation, the Rent due and payable hereunder.

2.4  “AS-IS, WHERE IS” Condition.  LESSOR SHALL HAVE NO LIABILITY RELATING TO AND IS NOT MAKING, AND HAS NOT AT ANY TIME MADE, ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PARCEL, PREMISES OR ANY DEVELOPMENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PHYSICAL OR STRUCTURAL CONDITION, SOIL CONDITION, ENVIRONMENTAL CONDITION, WETLANDS STATUS, TITLE, ZONING, TAX CONSEQUENCES, IMPOSITIONS, UTILITIES OR UTILITY CAPACITY, POTENTIAL USES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, COMPLIANCE WITH ANY LEGAL OR OTHER REQUIREMENTS, OR THE TRUTH, ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO LESSEE OR ANY OTHER PERSON, OR ANY OTHER MATTER OR THING REGARDING THE PREMISES.  LESSEE ACKNOWLEDGES AND AGREES THAT LESSOR SHALL LEASE TO LESSEE AND LESSEE SHALL ACCEPT THE PREMISES AS IS, WHERE IS, WITH ALL FAULTS.  LESSEE HAS NOT RELIED AND WILL NOT RELY ON, AND LESSOR IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PREMISES OR RELATING THERETO MADE OR FURNISHED BY LESSOR OR ANY AGENT REPRESENTING OR PURPORTING TO REPRESENT LESSOR, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS EXPRESSLY SET FORTH IN THIS LEASE.  THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE EXPIRATION OR EARLY TERMINATION OF THIS LEASE. LESSEE HEREBY EXPRESSLY ACKNOWLEDGES THAT IT HAS INSPECTED AND EXAMINED THE PREMISES TO THE EXTENT DEEMED NECESSARY BY LESSEE IN ORDER TO ENABLE LESSEE TO EVALUATE THE LEASE, THE PREMISES AND DEVELOPMENT, USE AND OPERATION OF THE PREMISES.  LESSEE REPRESENTS THAT IT IS A KNOWLEDGEABLE LESSEE AND DEVELOPER OF COMMERCIAL, GAMING REAL ESTATE PROJECTS, IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF LESSEE’S CONSULTANTS, AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF LESSOR OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO.

Initialed by:

____________	_______________
Lessor	Lessee

ARTICLE 3
TERM

3.1  Commencement, Expiration.  The Term of this Lease shall be for a period equal to the Term beginning on the Commencement Date and ending at 11:59 p.m. on October 31, 2069 (the “Expiration Date”), unless sooner canceled or terminated as provide herein.

3.2  No Extension Options.  Lessee shall have no right to extend the Term.

3.3  [Intentionally Deleted]

3.4  Cessation of Gaming Operations.  (a) Should any Governmental Authority, including, without limitation, the Mississippi Gaming Commission (or any successor thereto), having control over Lessee's future or current legal gaming operations (“Gaming Operations”), take any action either globally or specifically with respect to the Lessee’s Development which is not based on any act or omission of Lessee, any of its Affiliates or their respective officers, managers, directors, members or owners but would prohibit, deny or revoke Lessee’s license or other authority to conduct Gaming Operations upon the Premises or any property adjacent to the Premises in their entirety, then Lessee or Lessor shall have the option to terminate this Lease upon written notice to the other delivered within thirty (30) days of Lessee receiving actual notice of any such action by the Governmental Authority; which termination shall be effective on the earlier of: (i) the thirtieth (30th) day following the date upon which the Gaming Operations are effectively prohibited, denied or revoked, or (ii) the date specified by Lessee in connection with Lessee’s written notification to Lessor of any such governmental action providing reasonable details of such action.  Lessor shall have a right to object to any such termination by Lessee under this Section 3.4(a) and assert that the provisions of Section 3.4(b) are applicable.  In the event that Lessee does not timely provide any such written notice to Lessor, Lessee shall be deemed to have waived any right to terminate this Lease pursuant to this Section 3.4.

(b) If such prohibition, denial, or revocation is the result of anything that is within the control of Lessee or its Affiliates or is based in whole or in part on the acts or omissions of Lessee, any of its Affiliates or their respective officers, managers, directors, members or owners or because of a finding regarding the suitability of Lessee under the Mississippi Gaming Control Act, then Lessee shall be in default under the terms of this Lease, and Lessor shall be entitled to all remedies contemplated by Section 22.2(e).   Rent or any other obligation under this Lease that specifically survives the termination hereof shall continue to survive.

ARTICLE 4
RENT

4.1  Rent.  Lessee shall pay to Lessor rent, including, without limitation, Base Rent, Additional Rent and Additional Amounts, to Lessor pursuant to the terms and provisions of this Article 4 (collectively, “Rent”).

4.2  [Intentionally Deleted]

4.3  [Intentionally Deleted]

4.4  Base Rent.  Upon commencement of construction of Phase 1 as contemplated by Lessee’s RFP Response, Lessee shall pay to Lessor an amount equal to Fifty Thousand Dollars ($50,000) as the initial Base Rent payment.  After the commencement of gaming operations by Lessee (or an Affiliate of Lessee) on the Parcel or any property adjacent or contiguous to the Parcel, Lessee shall pay Lessor an annual minimum base rent of Six Hundred Thousand and no/100 Dollars ($600,000) (“Base Rent”). For the first (1st) Lease Year, Lessee shall be entitled to a credit against Base Rent in the amount of Fifty Thousand Dollars ($50,000) to be applied to such year's Base Rent payments until the credit is fully utilized.  This Base Rent credit relates to the good faith deposit and application fee paid by Lessee pursuant to the RFP.  Beginning with the sixth (6th) Lease Year (not counting any initial stub Lease Year of less than 9 months) and each successive Lease Year thereafter, Base Rent shall cumulatively increase by two percent (2%) each Lease Year over the Base Rent for the immediately preceding Lease Year.

4.5  Additional Rent.  In an effort to provide Lessor with a mechanism for participating in the economic benefits to be derived from increased land values as the development proceeds, Lessee shall pay additional rent for the Parcel in the amounts calculated in the manner set forth in Sections 4.6 and 4.7 (collectively, “Additional Rent”).  Additional Rent for the final Lease Year shall be due and payable within ninety (90) days after the expiration or earlier termination of this Lease.  These obligations shall survive the expiration or earlier termination of this Lease.

4.6  Calculation of Additional Rent based on Gross Gaming Revenues.  After the commencement of gaming operations by Lessee (or an Affiliate of Lessee) on the Parcel or any property adjacent or contiguous to the Parcel, Lessee shall pay Lessor an annual percentage rent (the “Percentage Rent”) for each and every Lease Year.  The Percentage Rent shall be equal to one percent (1%) of the Gross Gaming Revenues generated by Lessee (or Affiliates of Lessee) on or relating to the Premises or any property adjacent or contiguous to the Parcel owned, leased or controlled by Lessee or any Affiliate.  Lessee acknowledges and agrees that Gross Gaming Revenues shall include all sources of revenue generated by the Development taken as a whole, including any revenue generated by Affiliates of Lessee or by any development located on the Parcel or on any property adjacent or contiguous to the Parcel.  For purposes of this Lease, the term “Gross Gaming Revenues” shall mean the total gaming revenues received less winnings paid out, and such term shall have the same meaning as gross gaming revenue for the purpose of reporting and payment of license fees under the Gaming Control Act.

4.7  Calculation of Additional Rent based on Adjusted EBITDA.  After the earlier of: (i) commencement of operations of Phase 3 (as contemplated and defined in Lessee’s RFP Response) of the Development by Lessee (or an Affiliate of Lessee) on the Parcel or any property adjacent or contiguous to the Parcel owned, leased or controlled by Lessee or any Affiliate or (ii) October 1, 2015, and in addition to the Percentage Rent, Lessee shall pay Lessor an additional sum as Additional Rent in an amount equal to 25 bps of Adjusted EBITDA (defined below) generated by Lessee (or Affiliates of Lessee) on or relating to the Premises or any property adjacent or contiguous to the Parcel owned, leased or controlled by Lessee or any Affiliate for that Lease Year or portion thereof.  The Additional Rent shall increase by 25 bps each Lease Year for the three immediately subsequent Lease Years.  After all of the increases for the stated four (4) Lease Years, the Additional Rent under this Section 4.7 shall equal 1.0% of Adjusted EBITDA for that Lease Year and for each subsequent Lease Year.  In the event Adjusted EBITDA exceeds Seventy-Five Million Dollars ($75,000,000) in any Lease Year (“Hurdle Amount”), Lessee shall pay to Lessor as an additional component of Additional Rent, an additional 25 bps of the amount of Adjusted EBITDA in excess of the Hurdle Amount.  Lessee acknowledges and agrees that Adjusted EBITDA shall include all sources of revenue to be generated by the Development taken as a whole including any revenue generated by Affiliates of Lessee or by any development located on or adjacent or contiguous to the Parcel.  Lessee has provided Lessor a pro-forma reflecting the calculation of Rent.  Lessor acknowledges that the pro-forma provided by Lessee is an estimate only and is not meant to be a guarantee of the Rent for any period during the Lease Term.  For purposes of this Lease, the term “Adjusted EBITDA” shall mean aggregate EBITDA of Lessee and/or it Affiliates determined in accordance with generally accepted accounting principles applied on a consistent basis, including deduction of the payment of license fees paid under the Gaming Control Act, but excluding any dividends and distributions to any equity owners of Lessee.

4.8  Due Date.  Lessee shall pay the Rent described herein without offset or deduction, except as expressly provided herein, and without notice or demand.  The Base Rent due for any period of less than a full Lease Year, and any installment of the Base Rent due for any period of less than a full month, and any Additional Rent due for an operating period which does not equal a full Lease or calendar year, shall be appropriately apportioned, based on a year of twelve (12) thirty (30) day months  All Rent shall be payable in immediately available funds which at the time of payment is legal tender for payment of public and private debts in the United States of America.  Lessee shall pay Rent by wire transfer to the account of Lessor pursuant to wire instructions provided by Lessor from time to time.  Lessor may change the place or manner for delivery of Rent payments upon thirty (30) days written notice to Lessee.

(a)  Base Rent.  The Base Rent during the Term of this Lease shall be due and payable in equal monthly payments no later than the first day of each month; provided, that, for the first (1st) Lease Year, Lessee shall be entitled to a credit against Base Rent in the amount of Fifty Thousand Dollars ($50,000) to be applied to such year's Base Rent payments until the credit is fully utilized.

(b)  Percentage Rent.  The Lessee shall pay an amount equal to the Percentage Rent less the amount actually paid for Base Rent for the applicable Lease Year pursuant to clause (a) immediately above on or before the forty-fifth (45th) day following the end of each Lease Year.  Lessor shall have no obligation to reimburse Lessee for any Base Rent in the event that the Percentage Rent is less than the Percentage Rent.  The payment of Percentage Rent shall be accompanied by a copy of all revenue reports which must be submitted to the Mississippi Gaming Commission or the Mississippi Department of Revenue for purposes of calculating licenses fees.  Lessee shall also provide to Lessor copies of any and all financial statements, reports or audits required of Lessee or its Affiliates by the Mississippi Gaming Commission or the Mississippi Department of Revenue pursuant to the Gaming Control Act within ten (10) days after the same are submitted to the Mississippi Gaming Commission or Department of Revenue.

(c)  Additional Rent based on Adjusted EBITDA.   Additional Rent shall be due and payable as soon after the end of each operating year as certified financial statements are available to determine Adjusted EBITDA, but in no event more than one hundred twenty (120) days after the end of each operating year.  Such payment of Additional Rent shall be accompanied by a copy of any and all financial statements, reports or audits of Lessee, its parent company and all Affiliates.

4.9  Notice of Default.  Unless the time for payment of Rent has been extended pursuant to Section 4.12, if by the due date for the payment of such Rent, Lessor has not received the payment which has become due and payable, Lessor may, but has no obligation to, deliver to Lessee (and to all Permitted Mortgagees who have complied with Section 20.2 hereof) written notice demanding that within forty-five (45) days thereafter, Lessee pay such Rent, together with late payment charges and interest as described in Sections 4.10 and 4.11.

4.10  Interest.  Unless the time for payment of the Rent has been extended pursuant to Section 4.12, there shall be added to any Rent payment which has become due and payable but has not been paid, interest at the Interest Rate from and after the fifteenth (15th) day following the date that the Rent payment became due.

4.11  Late Charge.  In addition to the interest required by Section 4.10, a late charge in the amount of three percent (3%) of the Rent payment due shall be added to any Rent payment not paid on time.  Lessee acknowledges that such amount is not a penalty but is intended to compensate Lessor for time and internal collection efforts associated with any such late payment.

4.12  Extension. Prior to the time the Rent becomes due, upon Lessee’s written request, Lessor may, but shall not be obligated to, extend the time for payment of the Rent for an additional period not in any event to exceed a total extension of more than ninety (90) days.  In order to be effective, any such extension must be in writing and signed by Lessor.  No more than three (3) extensions may be granted by Lessor during any one (1) Lease Year.  If an extension is granted, there shall be added to the deferred payment a late charge of two percent (2%) and interest at the Interest Rate on the deferred payment and late charge.  This deferred Rent late charge and interest shall be a lien on the Improvements and other personal property of Lessee on the Parcel.

4.13  Arrears.  If the Rent is at any time more than six (6) months in arrears, this Lease shall, subject to the other provisions of this Lease, at the election of Lessor automatically terminate, and Lessor may proceed to cancel it on the land records of Harrison County, Mississippi.

4.14  Right to Inspect.   Lessor, at its cost, shall have the right to inspect or audit, in Lessee's offices, during Lessee's usual business hours, within the one hundred eighty (180) day period following delivery of the statements supporting the calculation of Additional Rent, Lessee's books and records referred to in such statement or relating thereto.  Any independent certified public accountant or other professional utilized by Lessor in respect to any such inspection or audit shall not be engaged on a contingency fee or similar basis, but shall only be engaged on the basis of a fixed fee or fixed hourly rate schedule.  Lessor shall pay the costs of such audit or inspection, but shall not be obligated to reimburse Lessee or its accountants time required to be devoted to any such inspection or audit; provided, however, that if the statements supporting the calculation of Additional Rent for the time period in question is determined to be in error, resulting in an under payment by Lessee of more than five percent (5%) during the applicable period under review, Lessee shall pay Lessor’s inspection/audit costs.  Lessor may not conduct an inspection or have an audit performed pursuant to this paragraph more than once during any calendar year.

ARTICLE 5
ADDITIONAL AMOUNTS

5.1  Additional Amounts.  In addition to the Base Rent or Additional Rent, Lessee shall also pay or cause to be paid all undisputed Impositions and all other costs, expenses, liabilities, obligations or other payments which Lessee under this Lease assumes and agrees to pay, all of which are hereinafter referred to individually and collectively as “Additional Amounts”.  After the Effective Date and during the Term, Lessee, at its sole cost and expense, shall pay or cause to be paid, in addition to the Impositions, all charges for gas, electricity, light, heat, power, telephone, cable or other communication service, and any other utilities rendered or supplied upon or in connection with the Premises, and shall indemnify Lessor and save Lessor harmless from and against any liability or damages on account thereof.  To the extent any statement for such services covers any period before the Effective Date or after the Expiration Date, such statement shall be prorated such that Lessee shall pay only such portion that is attributable to the period within the Term.

5.2  Payment.  Lessee shall pay or cause to be paid all Additional Amounts within thirty (30) days of written demand by Lessor and before any interest, penalty, fine or cost accrues for nonpayment, provided, however, that if any Additional Amounts may by law be paid in installments, Lessee may pay such Additional Amounts in installments together with applicable interest thereon.  Such installments may not extend past the Expiration Date.  Lessee shall pay all such installments and any applicable interest at the time they become due and before any further penalty or fine may be added thereto.

5.3  Evidence.  Within a reasonable period after Lessee receipt of Lessor’s written request, Lessee shall furnish to Lessor pertinent official receipts or other proof satisfactory to Lessor evidencing the payment of any Additional Amounts before the same become delinquent.

5.4  Interest.  If Lessee fails to pay or cause to be paid in accordance with Section 5.2 any Additional Amounts, then Lessor shall have all the rights and remedies provided in Section 22.2, as in the case of nonpayment of Rent and in Section 18.1, including the right to interest at the Interest Rate on all such Additional Amounts, if and to the extent paid by Lessor from and after the date of Lessee’s nonpayment.

5.5  Taxes.  Lessor agrees that Lessee shall have no responsibility or liability for any tax imposed upon Lessor’s interest in the Parcel or Lessor’s interest in this Lease.  Lessor shall have no liability to Lessee for ad valorem or other taxes of any kind assessed against Lessee’s Leasehold Estate or Improvements.

ARTICLE 6
USE OF THE PARCEL AND PREMISES

6.1  Uses.  The Parcel may be used for any use permitted by the Development Plan, as may be amended or revised from time to time.  No portion of the Premises may be used for any illegal activities, environmentally hazardous activities, dry-cleaner (except a location exclusively for pick-up and drop-off), massage parlor, hot tub facility or suntan facility (other than on-site spa related facilities), night club or adult entertainment facility (other than those contained within the gaming facility itself or adjoining facilities including the tower entrance to the gaming vessel) or any store the principal purpose of which is the sale of alcoholic beverages for consumption off premises at any time during the Term.

6.2  Development Plan.  Lessor has leased the Parcel for development, construction, operation and use consistent with the Development Plan, as the same may be amended or revised from time to time.  The Development Plan is outlined in Lessee’s RFP Response and is incorporated herein by this reference.  The Development Plan and any amendments or modifications thereto shall be subject to the prior written consent of Lessor which may be withheld or conditioned in Lessor’s reasonable discretion.  Lessor hereby consents to the Development Plan as contemplated herein.  Lessee shall develop, construct and operate the Parcel only in accordance with the Development Plan; provided, however, that if Lessee desires to develop the Parcel in a manner which is different than the Development Plan, Lessee shall submit for Lessor’s approval an amendment to or revision of the Development Plan and shall otherwise comply with all requirements of amending or revising the Development Plan set forth in the Development Plan or applicable Requirements.  If the revised or amended Development Plan would require zoning inconsistent with any existing zoning, Lessor agrees to authorize Lessee to submit and process a request for a change of zoning to the City.  Any rezoning shall be done upon the mutual agreement of both Lessee and Lessor.

6.3  Zoning.  Lessee agrees to abide by the applicable provisions of any zoning regulations applicable to the Parcel and Improvements and other applicable City land use ordinances.

6.4  Historic Restrictions.  Lessee acknowledges and understands that the Parcel may be subject to the provisions, guidelines and restrictions under the Antiquities Law of Mississippi (Chapter 7 of Title 39 of the Mississippi Code of 1972, as amended) (“Antiquities Law”).  Therefore certain actions with respect to historically significant properties such as all or a portion of the Parcel are subject to approval by the Mississippi Department of Archives and History (“MDAH”), including, without limitation, construction of additional improvements, demolition and removal of existing improvements, and certain actions that may alter the architectural nature or façades of the improvements.  Lessor shall give notice of the execution of this Lease to MDAH as contemplated by the Antiquities Law.  In the event that the Parcel is designated as a Mississippi Landmark by the MDAH, Lessee agrees to comply with the provisions of the Antiquities Law.

6.5  Waste.  Lessee shall not conduct or permit to be conducted any public or private nuisance on the Premises, nor commit or permit to be committed any waste thereon.  Unless provided in the Development Plan, without the prior written consent of Lessor, which will not be unreasonably withheld, Lessee shall not move, use, destroy, cut or remove (or permit to be moved, used, destroyed, cut or removed) any timber, protected native plants or standing trees on the Parcel, except only those which are necessary for the use of the Parcel to the Development Plan.  Lessee shall report to Lessor any known or suspected trespass or waste committed on the Parcel.

6.6  Conformity to Law.  Lessee shall maintain the Premises in a clean and safe condition and in accordance with Applicable Standards.  Lessee shall not use or permit the Premises to be used or occupied at any time during the Term in any manner that is not in full conformity with all applicable regulations.  Lessee promptly shall at all times comply with all applicable Requirements with respect to the Premises, including without limitation the condition, maintenance, use, operation, occupation, improvement and alteration of the Premises, without regard to the nature or cost of the work required to be done, extraordinary, as well as ordinary, of any Governmental Authority, and of any and all of their departments and bureaus of any applicable Fire Rating Bureau or other body exercising similar functions, affecting the Premises, or any street, avenue or sidewalk comprising a part or in front thereof or any vault in or under the same, or requiring the removal of any encroachment, or affecting the construction, maintenance, use, operation, management or occupancy of the Premises, whether or not the same involve or require any structural changes or additions in or to the Premises without regard to whether or not such changes or additions are required on account of any particular use to which the Premises, or any part thereof, may be put, and without regard to the fact that Lessee is not the fee owner of the Premises.  Lessee also shall comply with any and all provisions and requirements of any casualty, liability or other insurance policy required to be carried by Lessee under the provisions of this Lease.  Lessee shall not permit any extra hazardous business, use or purpose to occur on or about the Premises.  Lessee shall promptly provide Lessor written notice of (i) Lessee’s obtaining knowledge of any release of any Regulated Substance on, in, under or from the Premises; (ii) Lessee’s receipt of any notice to such effect from any Governmental Authority; and (iii) Lessee’s obtaining knowledge of the incurring of any expense or loss by such Governmental Authority or by any other Person in connection with the assessment, containment or removal of any Regulated Substance for which expense or loss Lessee may be liable, in whole or in part, or for which expense or loss a lien may be imposed on the Premises.  If Lessee desires to contest the validity or applicability of any Requirement other than as set forth specifically in the Lease, including without limitation, Section 11.1, Lessee, at its sole cost and expense, may carry on such contest, provided that non-compliance shall not constitute a crime or expose Lessor or the Premises to any penalty, fine, liability or expense.

6.7  Minerals.  Lessor excepts and reserves out of the Parcel all oils, gases, geothermal resources, coal, ores, minerals, fertilizer and fossils of every kind which may be in or upon the Parcel.  Notwithstanding the foregoing, Lessor reserves no right to enter upon the Parcel to inspect, explore or extract any such items without the prior written consent of Lessee unless the reservation of such a right of entry is required by any applicable Requirements.  Lessee may withhold its consent to a request by Lessor for entry if Lessee believes in its reasonable discretion that any such entry would delay, interfere with or otherwise adversely affect the development, construction, operation or use of the Parcel.  Lessee shall be entitled to reasonable compensation for any damages resulting from the exercise of the rights reserved hereunder.

6.8  Quiet Enjoyment.  Lessor warrants that Lessee shall quietly have, hold and enjoy the Parcel and the Premises during the Term of this Lease so long as Lessee is not in default (i.e., any required notice having been given and any applicable cure period having expired) under this Lease.

6.9  Surrender.  Lessee shall peaceably surrender possession of the Premises upon the Expiration Date or earlier termination of this Lease.  Upon the expiration or earlier termination of this Lease, fee title to the Premises, including, without limitation, all Improvements, shall vest in Lessor free and clear of any liens or encumbrances of any type other than those created by Lessor without any obligation by Lessor to pay any compensation therefor to Lessee.

ARTICLE 7
EASEMENTS AND DEDICATIONS

7.1  Grant.  Lessor hereby agrees to make land available for easements (hereinafter called “Public Use Interest”) for roadways, access, utilities and drainage over, under and upon and across such portions of the Parcel as are identified and designated from time to time by Lessee and are reasonably necessary or desirable for implementation of the Development Plan.  Such Public Use Interest shall be easements, as required by the applicable Governmental Authority and permitted by state law, and shall in all cases survive expiration, cancellation or termination of this Lease and the Leasehold Estate created pursuant hereto.

7.2  Designation.  Before Lessor will make a Public Use Interest available, Lessee shall deliver a legal description of the applicable portion of the Parcel and a completed application for right-of-way describing the nature of the Public Use Interest required.

7.3  [Intentionally Deleted].

7.4  Dedication to Public Agencies.  After notification and upon receiving full compensation for the Public Use Interest in the manner described above, Lessor shall promptly execute and deliver a perpetual easement for the Public Use Interest in recordable form to the purchaser of the Public Use Interest.  The purchaser of the Public Use Interest shall thereupon immediately dedicate the Public Use Interest to the applicable Governmental Authority or utilities and record such Public Use Interest in the real property records of Harrison County.  Upon such dedication with respect to a perpetual easement Public Use Interest, this Lease shall automatically be subordinate to such Public Use Interest, and Lessee shall have no responsibilities under this Lease with respect to the portion of the Parcel included in the Public Use Interest (except for matters occurring prior to the dedication) until such time, if ever, that the Governmental Authority or the utility abandons the Public Use Interest.  Upon such abandonment, the Public Use Interest shall automatically become subordinate to this Lease until such time, if ever, that the Public Use Interest is once again dedicated to a Governmental Authority or a utility.  Lessor shall also execute such other and further documents as may be required to fully implement the intent of this Section, provided that any other documents executed pursuant to this Section shall not affect any real property other than the portion of the Parcel designated and sold for the Public Use Interest.

7.5  Reduction of Parcel.  Upon dedication to and acceptance by the applicable Governmental Authority or utility of a fee Public Use Interest, the portion of the Parcel included in the fee Public Use Interest shall be deducted from the Parcel for all purposes under this Lease and this Lease shall be terminated as to such portion of the Parcel.  Upon dedication to and acceptance by the applicable Governmental Authority or utilities of a perpetual easement Public Use Interest, the acreage included in the Public Use Interest, unless otherwise agreed to by Lessee, shall remain in the Parcel.  If the Governmental Authority or the utility ever abandons the perpetual easement Public Use Interest, then the acreage comprising the Public Use Interest shall once again be included in the acreage of the Parcel for calculating Base Rent until such time, if ever, that the Public Use Interest is once again dedicated to a Governmental Authority or a utility.

7.6  Easements.  At Lessee’s election and without further consent of Lessor, Lessee may, from time to time, create private, exclusive or non-exclusive easements over, under, upon and across the Parcel for roadway, access, drainage and utilities, including, without limitation, water, power, gas, electric, sewer, telephone, cable television and other communications; provided, however, that such easements shall be for a term that does not extend beyond the Expiration Date.  Any such easement shall terminate upon the later of: (a) the termination of this Lease, or (b) the termination of all Subleases and Space Leases to which the Lessor attorns in accordance with this Lease and which are utilizing the easement.

7.7  Water Front Lease.  As a material inducement to Lessor to execute this Lease and as an ongoing condition of this Lease, Lessee shall sub-lease or cause the appropriate party to enter into a lease with the City of Gulfport for the sixty feet of property running along the water’s edge on the two adjoining properties that Lessee or its Affiliates have under contract to lease (“Water Front Lease”).  The primary terms of such lease shall be: (i) a 60 foot wide strip the length of the waterfront for purposes of a pedestrian friendly boardwalk, (ii) a 99 year lease term and (iii) annual rentals of One Dollar which may be prepaid in full.  Lessor hereby represents and covenants to Lessee that to the best of its knowledge the primary purpose of the sub-lease is for the City of Gulfport to beautify the Parcel in a manner to increase pedestrian traffic to the Parcel and the Bert Jones Yacht Basin and that Lessor shall take no steps either through action or inaction relating to the Water Front Lease that would have a negative impact to the development plans and intended gaming, lodging and entertainment operations of Lessee on the Parcel as described in Lessee’s RFP Response.

ARTICLE 8
CONSTRUCTION AND IMPROVEMENTS

8.1  Definition.  All buildings, fixtures, streets, curbs, sewers, drainage and flood control structures, sidewalks, fences, utilities, landscaping, signs and other structures or improvements of every kind and nature which exist, at any time, and any and all alterations, replacements, additions, upgrades or substitutions relating thereto on, above and below the Parcel or a portion thereof are considered “Improvements” under this Lease.

8.2  Construction.  Lessee covenants that Lessee shall commence and diligently pursue completion of the Improvements to the Premises in accordance with the Development Plan and Construction Plans (“Lessee’s Construction”) to be performed at Lessee’s sole cost, risk and expense.  Lessee represents and warrants that Lessee’s Construction will be performed in a workmanlike manner, according to the Construction Plans.  Subject to the provisions regarding Force Majeure Events, Lessee’s Construction will be substantially completed on or before the Construction Deadline.

8.3  Construction Plans.  Lessee shall within thirty (30) days after the Effective Date submit to the Lessor a plan for the construction of Improvements upon the Parcel (hereinafter called “Construction Plans”).  The Construction Plans shall conform with the requirements and restrictions of the Development Plan.  The Construction Plans shall include a legal description and survey of the applicable portion of the Parcel locating the Improvements, utilities, grading and drawings of the elevation of the Improvements.

8.4  Approval of Construction Plans.  The Construction Plans shall be prepared by architects, engineers and other design professionals duly licensed to practice in the State of Mississippi.  Within seventeen (17) days after receipt of the Construction Plans, Lessor will notify Lessee of its approval of the Construction Plans or of the manner in which the Construction Plans fail to conform to Lessor’s construction requirements or otherwise fail to meet with Lessor’s approval.  If necessary, within twenty (20) days after receipt of Lessor’s notice, Lessee will cause the Construction Plans to be revised in such manner as is required to obtain the approval of Lessor and will submit revised Construction Plans to Lessor for its approval, which shall be granted or denied within fifteen (15) days of receipt of the revised Construction Plans.  If Lessor fails to respond to Lessee’s Construction Plans (or revisions thereto) within the time periods specified above, then the period of delay beyond the applicable deadline shall constitute a “Lessor Delay”.  Except as provided in Section 22.1, the foregoing process shall continue until Lessor has approved the Construction Plans.  After Lessor has approved the Construction Plans, Lessee shall initial and return to Lessor one (1) set of the approved Construction Plans showing the date of Lessor’s approval. The performance of Lessee Construction may not commence in any manner whatsoever within the Premises until Lessor has approved the Construction Plans.  Subject to the extension by the length of any Lessor Delays and provided Lessee has provided the Construction Plans in accordance with Section 8.3, if Lessee has not received final approval from Lessor of the Construction Plans within sixty (60) days after the Effective Date (the “Plan Approval Deadline”), Lessee may terminate this Lease and all of its obligations hereunder by providing written notice thereof to Lessor within thirty (30) days after the Plan Approval Deadline.  Lessee may also elect to continue this Lease in effect.

8.5  Updates to Construction.  At the end of the fifth (5th) Lease Year, and every five (5) year period thereafter, Lessee, following receipt of written request therefore from Lessor, shall provide Lessor with notice of any substantial changes to the Improvements, together with a set of revised as-built Construction Plans of such Improvements.  In addition, from time to time, upon the request of Lessor, Lessee shall provide Lessor with copies of all surveys, engineering and/or environmental reports, feasibility studies, blueprints and/or other documentation regarding the Parcel or the Improvements constructed thereon which are in Lessee’s actual possession or control at the time the request is made.  Lessee may require that the Lessor pay the reasonable cost of copying such documentation as a condition to making such copies.  All documents delivered to Lessor pursuant to the preceding two sentences shall be provided for Lessor’s information, without warranty by Lessee.

8.6  Revisions to Construction Plans.  Following Lessor’s approval of the Construction Plans, Lessee may not cause changes to be made to the Construction Plans without Lessor’s prior, written consent.  Within ten (10) days after receipt of the revisions to the Construction Plans, Lessor will notify Lessee of its approval of the revisions of the Construction Plans or of the manner in which said revisions fail to conform to Lessor’s requirements or otherwise fail to meet with Lessor’s approval.  If necessary, within five (5) days after receipt of Lessor’s notice, Lessee will cause the subject revisions to the Construction Plans to be revised in such manner as is required to obtain the approval of Lessor and will submit revised Construction Plans to Lessor for its approval, which shall be granted or denied within ten (10) business days of receipt of the revised Construction Plans.

8.7  Permits.  Lessee shall have the obligation, at Lessee’s sole expense, to apply for, obtain and maintain any and all applicable licenses, permits, zoning and approvals required by any Governmental Authority for the performance of any of Lessee’s Construction and for any and all activities of Lessee in or about the Premises (collectively, the “Permits”, and each a “Permit”).  To the extent reasonably required, Lessor agrees to cooperate with Lessee in obtaining the Permits, provided that Lessee reimburses Lessor for any reasonable costs associated with such cooperation.  Such cooperation shall include, if reasonably necessary, the execution by Lessor of any applications or other documents necessary for any Permits.

8.8  Copies of Permits.  Lessee shall provide Lessor with copies of any occupancy permit, State Fire Marshal approval and other required Permits pertaining to the occupancy of the Premises following the completion of Lessee’s Construction before full or partial occupancy of the Premises may occur.

8.9  Reports of Contractors.  Lessee shall cause its general contractor to provide monthly updates to Lessor on or before the tenth (10th) day of each month, commencing ninety (90) days after a notice to proceed is issued to the general contractor, stating (i) whether or not the construction and expected completion of Lessee’s Construction are on schedule, and if not, in what respects such work is behind schedule, and (ii) whether any defaults or events which with notice, passage of time or both would constitute a default exist under any construction or related agreements, certificates, permits or other documents associated with Lessee’s Work, including, without limitation, any default of payment obligations to contractor or any subcontractors.

8.10  Major Alteration.  If due to a casualty, obsolescence or any other reason, Lessee desires to construct additional Improvements, make significant modifications to the exterior of any existing Improvements or to demolish any Improvements, Lessee shall submit to Lessor plans for such action and such plans shall be deemed Construction Plans and such plans and construction shall be subject to the provisions of this Article 8, including, without limitation, the review and approval of Lessor.

8.11  No Lessor Warranty.  Lessor’s approval of the Construction Plans shall not be construed as representing or implying that the plans and specifications will, if followed, result in properly designed improvements, and shall not be considered or construed as having made any express or implied warranty whatsoever as to the adequacy, quality, fitness or purpose of any physical conditions, materials, workmanship, plans, specifications, drawings or other requirements pertaining to the construction of the work contemplated therein, and Lessor expressly disclaims any and all such warranties.  Such approval shall in no event be construed as representing or guaranteeing that any improvement built in accordance with the applicable plans and specifications will be built in a good or workmanlike manner.  Lessor shall not be responsible or liable for any defects in any plans or specifications submitted, revised, or approved pursuant to the terms of this Lease, any loss or damage arising from the noncompliance of such plans and specifications with applicable Requirements, nor any defects in construction undertaken pursuant to such plans and specifications.

8.12  General Requirements.  The following requirements shall apply to the performance of Lessee’s Construction and, unless waived in writing by Lessor, to any Major Alterations during the Term (each, “Lessee’s Work”):

(a)  Lessee, at its sole expense, shall apply for and obtain any and all necessary Permits.

(b)  Lessee’s selection of the general contractor(s) to perform Lessee’s Construction shall be subject to the prior, written approval of Lessor, which approval shall not be unreasonably withheld, delayed or conditioned.  The general contractor shall be a licensed Mississippi contractor, and proof of such license shall be furnished to Lessor prior to the commencement of any work.

(c)  Lessee, at its sole cost and expense, shall cause to be delivered to Lessor, as co-obligee a payment and performance bond of a surety company of recognized responsibility licensed to do business in the State of Mississippi.  The bond must be in a form and be written by a surety company approved by Lessor (which approval shall not be unreasonably withheld, delayed or conditioned) and must:  (i) be in the amount of the entire cost of Lessee’s Work in accordance with approved final plans and specifications and as such construction cost is stipulated in the construction contract between Lessee and its contractor;  (ii) guaranty the full and timely performance of the contract for Lessee’s Work; and (iii) be in an amount sufficient to assure that all obligations will be paid for labor and material supplied in connection with Lessee’s Work in accordance with the approved final plans and specifications.

(d)  Without limiting any other indemnity obligations set forth in this Lease, Lessee shall protect, hold harmless and indemnify Lessor from and against claims, damages, losses and expenses, including reasonable attorneys’ fees, arising out of or resulting from, directly or indirectly, performance of Lessee’s Work or any defects or alleged defects in design or construction, including claims, damages, losses (including loss of revenue) and expenses (including attorneys’ fees) arising out of or resulting from, directly or indirectly, the negligent acts or omissions of Lessee’s contractors, subcontractors, suppliers, and anyone directly or indirectly employed by them.  The foregoing indemnity obligation includes any claims by the owners or lessees of adjacent property.

(e)  Prior to the execution of its construction contract, Lessee shall submit to Lessor for Lessor’s review and approval copies of the construction contract and related contract documents (including a detailed cost breakdown and completion schedule) between Lessee and its contractor pertaining to Lessee’s Work.  The contract for the performance of Lessee’s Work shall provide, without limitation, that Lessee’s Work will be performed in compliance with the Construction Plans and on a schedule subject to Lessor’s reasonable approval.

(f)  The performance of Lessee’s Work shall be in a workmanlike and diligent manner to full completion, free from defects and in conformance with the approved plans and specifications, all Permits, applicable Requirements and the approved contract documents.  Without limiting the foregoing, Lessee and its contractors and agents shall conform to and observe all applicable Requirements relating to demolition, abatement, excavation, construction or repair and shall protect all buildings and structures on adjacent properties to the extent required by applicable Requirements.  After the commencement of Lessee’s Work and until substantial completion thereof and excluding Force Majeure Events, Lessee shall not abandon (or permit to be abandoned) the Lessee’s Work for any period greater than twenty (20) consecutive days.  Following completion of Lessee’s Work, Lessee shall cause its contractors to promptly correct any work which is defective or fails to conform to the approved plans and specifications, whether observed before or after substantial completion thereof.

(g)  Lessee’s Work shall be performed at Lessee’s sole expense and risk, and Lessor shall have no liability therefor.  Lessor shall not have any financial obligation or other obligation of any kind under this Lease except as specifically set forth herein and shall not be liable, directly or indirectly, for the payment of any sums whatsoever, or for the performance of any other obligation whatsoever, arising out of the work performed pursuant to any contracts related to Lessee’s Work.

(h)  Lessee shall cause the Architect to provide Lessor with complete “as built” Construction Plans within sixty (60) days after the substantial completion of Lessee’s Work.

8.13  No Liens.  Lessee covenants and agrees to pay for all work, labor and materials, and all expense whatsoever in connection with the performance of Lessee’s Construction and agrees to keep and hold Lessor fully harmless against all mechanic’s, furnisher’s or other liens and claims of every kind, which may arise out of or be based upon any such work, construction, removal of improvements, or any alterations, repairs or maintenance.  In the event that any lien is filed against the Premises or against Lessee’s Leasehold Estate under this Lease, then the Lessee shall, within thirty (30) days from the date that the lien is filed, and in any event prior to the date any party commences proceedings to foreclose on such lien, either:  (1) pay the claim and cause the lien to be removed from the Premises and/or the Leasehold Estate of Lessee under this Lease or (2) furnish security in an amount sufficient to cause the lien to be removed from the Premises and/or the Leasehold Estate of Lessee under this Lease.

8.14  Ownership.  All Improvements constructed by Lessee shall be the property of Lessee or any successor-in-interest (“Owner”) and shall, unless and until they become the property of Lessor as herein specifically provided, be subject to assessment for ad valorem taxes in the name of the Owner.

8.15  Subleases.  In connection with any Sublease or Assignment actually approved by Lessor, Lessee may sell all of its rights, title and interest in and to any and all Improvements and may allow Sublessees or Assignees to construct Improvements subject to the terms and provisions contained herein, in which event the party which so purchases or constructs such Improvements, and its successors and assigns, shall thereafter be deemed to be the Owner of such Improvements and shall be subject to the requirements, and enjoy the benefits, of this Lease as to such Improvements.

8.16  Appraisal.  If the value of the Improvements must be determined by appraisal, said appraisal shall consider the condition and current value of the Improvements and their suitability for uses ordinarily made of the lands on which the Improvements are located at the time of the appraisal.

8.17  Removal.  With the approval of any applicable Permitted Mortgagee and Lessor, the Owner of the Improvements shall have the right, from time to time, to remove or demolish all or any part of such Improvements on the Parcel which have been damaged or become obsolete; provided, however, that Lessee shall continue to be obligated to pay Rent as set forth herein.  Lessee shall promptly and with diligence proceed to replace or restore all Improvements that have been removed with Improvements that have been approved by Lessor.

8.18  Improvement District.  Notwithstanding anything to the contrary in this Lease, Lessor and Lessee acknowledge and agree that the Parcel may be included within the boundaries of a City or county special assessment or improvement district; provided, however, that any assessment or lien shall attach and encumber only Lessee’s Leasehold Estate and the Improvements.  Lessee shall furnish Lessor with the amounts of assessments and charges of every character levied against the Leasehold Estate or the Improvements as soon as the assessments are charged or levied.  Lessee agrees to make timely payment of all assessment charges.  If any installment of any assessment or charge against Lessee’s Leasehold Estate is not paid when due, then such nonpayment shall be a default under this Lease.  If the delinquent amounts against the Leasehold Estate and Improvements are not paid within thirty (30) days from the date due, then Lessor may exercise the rights under Section 18.1 or may act to terminate this Lease.  This Section shall not be construed as constituting a lien against the fee interest of Lessor in the Parcel, nor any obligation against Lessor to pay charges or assessments imposed pursuant to an improvement plan.  No action of any nature may be brought to forfeit, terminate or foreclose Lessor’s title or fee interest in the Parcel for failure of Lessee to pay any assessment.

ARTICLE 9
REPAIRS AND MAINTENANCE

9.1  Repair.  After the Effective Date and during the Term, Lessee, at its sole cost and expense, shall maintain and repair the following components of the Premises consistent with Applicable Standards:  the structure and exterior façade of the Improvements, all base building fixtures, equipment and systems, all base building common areas, and all public and other improvements outside of the buildings comprising the Improvements.  Lessee shall not permit any physical waste to the Premises, and shall, except as provided herein, and at Lessee’s sole cost and expense, make all repairs and replacements, structural or otherwise, required to maintain the Improvements in accordance with Applicable Standards.  Lessee shall maintain all portions of the Premises and, to the extent required by Requirements, all areas adjoining the same, in a clean, neat and orderly condition, free of dirt, rubbish, snow, ice and unlawful obstructions, and in accordance with Applicable Standards. Lessee shall comply with, or it shall cause to be complied with, all requirements of all policies of public liability, fire or other insurance at any time in force with respect to the Premises.

9.2  No Services.  Notwithstanding any other provision in this Lease, Lessor shall not be required to furnish any services or facilities or to make any repairs, alterations, replacements or improvements whatsoever in or to the Premises.  Lessee hereby assumes the full and sole responsibility for the condition, operations, repair, replacement, and maintenance and management of the Premises including, without limitation, all Improvements.

ARTICLE 10
LIENS

10.1  Payment; Indemnity.  Lessee shall be responsible for payment of all costs and charges for any work done by or for it on the Premises or in connection with Lessee’s occupancy thereof, and, subject to the provisions of Section 10.2, Lessee shall keep the Premises free and clear of all mechanics’ liens and other liens and encumbrances on account of work done for or authorized by Lessee or Persons claiming under it or bond over such liens according to state law.  Lessee expressly agrees to and shall indemnify and hold Lessor harmless against liability, damages, costs, attorneys’ fees and all other expenses or loss on account of claims of lien  or other encumbrances of laborers or material men or others for work performed or materials or supplies furnished for or authorized by Lessee or Persons claiming under it.

10.2  Release; Contest.  If, because of any act or omission (or alleged act or omission) of Lessee, any mechanics’, materialmen’s or other lien, charge or order for the payment of  money shall be filed or recorded against the Premises or against Lessor (whether or not such lien, charge or order is valid or enforceable as such), Lessee shall, at its own expense, cause the same to be released and discharged of record within thirty (30) days after Lessee shall have received notice of the filing or recording thereof, or Lessee may, within said period, in the case of mechanics’ or materialmen’s liens, furnish to Lessor a bond, letter of credit or other instrument satisfactory to Lessor against any other lien, charge or order, in which case Lessee shall have the right in good faith to contest the validity or amount thereof.  Notwithstanding the foregoing, if Lessee has already furnished a bond to a Permitted Mortgagee, Lessee may satisfy the requirements of this Section 10.2 by providing Lessor with a copy of such bond.

10.3  Notice.  Should any claims of lien or other encumbrances be filed against the Parcel or any action purporting to affect the title to the Parcel be commenced, the party receiving notice of such lien or action shall immediately give the other party written notice thereof.

ARTICLE 11
CONTESTS

11.1  Lessee Right to Contest.  Notwithstanding anything contained herein to the contrary, after written notice to Lessor, Lessee may contest by appropriate legal proceedings, conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition, Requirement, lien, encumbrance, charge or any other adverse claim against the Premises provided that: (a) the fee interest of Lessor shall not thereby be encumbered in any manner (or, if encumbered, such fee interest is adequately protected by a bond or similar security ensuring payment of the disputed item in the event Lessee’s protest is unsuccessful); (b) such proceeding shall operate to suspend the collection of any fine, fee, charge, assessment or Imposition from Lessor and the Parcel; and (c) Lessor shall not thereby become subject to any civil or criminal liability whatsoever for Lessor and Lessee’s failure to comply.

ARTICLE 12
INDEMNIFICATION

12.1  Losses.  Lessee hereby expressly agrees to indemnify and hold Lessor and its officers, directors, commissioners and employees (collectively, the “Indemnitees”) harmless, or cause Lessor to be indemnified and held harmless, from and against all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and reasonable expenses, including reasonable attorneys’ fees and costs (collectively “Losses”), which may be imposed upon or incurred by or asserted against Lessor after the Effective Date by reason of the following:

(a)  any restoration, construction or other work or thing done in or on the Premises or any part thereof;

(b)  any use, non-use, possession, occupation, alteration, repair, condition, operation, maintenance or management of the Premises or any part thereof or of any street, alley, sidewalk, curb, vault, passageway or space comprising a part of or adjacent to the Premises or any part thereof;

(c)  any accident, injury (including death at any time resulting therefrom) or damage to any Person or property occurring in or on the Premises or any part thereof or in, or about any sidewalk or vault;

(d)  any failure on the part of Lessee to perform or comply with any  Requirements or with any of the covenants, agreements, terms or conditions contained in this Lease on its part to be performed or complied with;

(e)  any lien or claim which may have arisen out of any act of Lessee or any agent, contractor, servant or employee of Lessee against or on the Premises or any lien or claim created or permitted to be created by Lessee in respect of the Premises against any assets of any of the Indemnitees under the laws of the State of Mississippi or of any other Governmental Authority or any liability which may be asserted against any of the Indemnitees with respect thereto;

(f)  any failure on the part of Lessee to keep, observe and perform any of the terms, covenants, agreements, provisions, conditions or limitations contained in any contract for construction of Improvements at the Premises or in connection with any Subleases, on Lessee’s part to be kept, observed or performed;

(g)  any right to contest by Lessee expressly permitted pursuant to the provisions of this Lease;

(h)  any action taken by any Person or Governmental Authority pursuant to any Environmental Statute or under common law, pertaining to Regulated Substances, or in any manner arising out of or related to the presence, use, generation, storage, disposal or transport of any Regulated Substance or environmental contaminants found in, on or under, affixed to or emanating from the Premises, provided, however, such indemnity shall not relate to any pre-existing environmental condition or any environmental condition caused by Lessor; or

(i)  the condition of any Improvement or any part thereof.

Lessee agrees to indemnify Lessor for any such Losses except such matters caused by or resulting from Lessor’s willful or intentional misconduct.

12.2  Defense.  In case any action or proceeding is brought against Lessor by reason of any such occurrence, Lessee, upon Lessor’s request and at Lessee’s expense, will resist and defend such action or proceeding, or cause the same to be resisted and defended, either by legal counsel designated by Lessee or, where such occurrence is covered by liability insurance, by legal counsel designated by the insurer if so required by such insurer, in each case subject to Lessor’s reasonable approval of such counsel.

12.3  Environmental Damage.  In addition to the indemnification contemplated by Section 12.1, Lessee hereby agrees to and does indemnify and hold Lessor harmless from and against any and all liability, obligations, losses, damages, penalties, claims, environmental response and cleanup costs and fines, and actions, suits, costs, taxes, charges, expenses and disbursements, including reasonable legal fees and expenses of whatsoever kind or nature (collectively, “claims” or “damages”) imposed on, incurred by or reserved against Lessor in any way relating to or arising out of the existence or presence of any “Regulated Substance,” as defined herein, on, under or from the Parcel from and after the Effective Date, and any claims or damages in any way related to or arising out of the removal, treatment, storage, disposition, mitigation, cleanup or remedying of any Regulated Substance on the Parcel.

For the purposes of this Lease, the term “Regulated Substance” shall include but not be limited to substances, materials or chemicals defined as regulated substances, hazardous waste, hazardous materials, toxic substances, dangerous waste, radioactive material, medical waste, biohazardous or infectious waste, pollutants, toxic pollutants, toxic waste, herbicides, fungicides, rodenticides, insecticides, contaminants, or pesticides or special waste in any relevant Environmental Statute and any material, waste or substance that is explosive, radioactive, asbestos containing, a hydrocarbon, a polychlorinated biphenyl, lead, urea formaldehyde, radon gas or petroleum, petroleum-based or petroleum derived products.  This indemnification shall include, without limitation, claims or damages arising out of any violations of any Environmental Statute.  The foregoing environmental indemnity shall survive the expiration or termination of this Lease and/or any transfer of all or any portion of the Premises and shall be governed by the laws of the State of Mississippi.

In the event any such action or claim is brought or asserted against Lessor, Lessee shall have the right, subject to the right of Lessor to make all final decisions, (a) to participate with Lessor in the conduct of any further required cleanup, remove or remedial actions and/or negotiation and defense of any claim indemnifiable under this environmental indemnity provision, having reasonable regard to the continuing conduct of the operation/business located on the Parcel and (b) to participate with Lessor in negotiating and finalizing any agreement or settlement with respect to any such claim or cleanup.

Lessee agrees to provide Lessor with copies of all information it receives or obtains regarding the environmental condition of the Parcel, including, but not limited to, any environmental audits Lessee may conduct on the Parcel.

12.4   Limit.  If, within the first six (6) months after the Effective Date, Lessee discovers any Regulated Substance on the Parcel and such Regulated Substance existed on the Parcel prior to the Effective Date, and the existence of such Regulated Substances materially and substantially affects Lessee’s ability to use the entire Parcel, Lessee may surrender the entire Parcel to Lessor and terminate this Lease.  Alternatively, Lessee shall have the right to take appropriate remedial action with respect to the Regulated Substance, including, but not limited to, defending any claim arising out of, or related to, the existence of the Regulated Substance on the Parcel and carrying out any required clean-up.  In no event shall Lessor have any liability or obligation relating in any manner to any such Regulated Substances or the remediation thereof.  Lessee acknowledges that it has had the opportunity to conduct environmental assessments and soil analysis as part of its due diligence prior to execution of this Lease and is satisfied with the results of its assessments.

ARTICLE 13
INSURANCE

13.1  Liability.  Lessee, at its expense, shall at all times during the Term maintain (or cause to be maintained) in full force broad form commercial general liability insurance, which insures Lessee and Lessor against liability for injury to persons and property, and death of any Person occurring in, on, or about the Premises, or arising out of Lessee’s development, construction, maintenance, use of occupancy thereof.  All commercial general liability policies shall contain a provision that Lessor shall be entitled to recover under the policies for any loss occasioned to it, its Affiliates, servants, agents and employees by reason of the negligence or wrongdoing of Lessee, its servants, agents and employees, sublessees, concessionaires or permittees.  Further, the policies shall provide that their coverage is primary over any other insurance coverage available to Lessor, its Affiliates, servants, agents and employees.

13.2  Amounts.  The insurance shall afford protection of not less than $5,000,000 in combined single limits for bodily injury and property damage and each liability policy shall be written on an occurrence basis, provided, however, that the minimum amount of coverage for the above shall be adjusted upward on Lessor’s reasonable request so that such respective minimum amounts of coverage shall not be less than the amounts then required by statute or generally carried in connection with similar developments in Harrison County, Mississippi, whichever is greater.

13.3  Casualty Insurance.  Lessee, at its expense, shall at all times during the Term maintain (or cause to be maintained) all Risk Property Damage Insurance, including flood, windstorm or change of condition, lightning, tornado and hail, boiler and machinery and electrical injury coverage, on the Premises and all alterations, extensions and replacements thereof, for the full replacement cost at the time of the loss, including any increased cost of construction (but excluding foundations and footings) and without reduction for depreciation, of the Premises, naming Lessor as a loss payee as its interest may appear.  The determination of the full replacement cost amount shall be adjusted annually to comply with the requirements of the insurer and Lessor.  In addition, each policy shall contain inflation guard coverage and a waiver of co-insurance provisions.  Lessee hereby releases Lessor and its Affiliates from any and all liability for damage or loss to the Premises and all alterations, extensions and replacements thereof, unless such damage or loss is caused by the negligence of Lessor, its employees, agents or independent contractors, without regard to the amount of insurance proceeds recovered from Lessee’s insurer.  The maximum deductible shall be five percent (5%) of total insured value unless otherwise consented to by Lessor.

13.4  [Intentionally Deleted].

13.5   Employer’s Liability.  Lessee, at its expense, shall maintain continuously in force at all times during the Term, if Lessee has any employees, Workers’ Compensation Insurance in accordance with all applicable Requirements, including Employer’s Liability Insurance, in the minimum amount of $1,000,000 each accident, $1,000,000 disease policy limit and $1,000,000 disease each employee.  Notwithstanding applicable statutory exemptions, Workers’ Compensation Insurance shall be maintained regardless of the number of employees employed by Lessee or the type of work performed.

13.6  Business Interruption.  Business income (loss of rents) insurance in amounts sufficient to compensate Lessee for the greater of (i) gross revenues for twelve (12) months, or (ii) six (6) months of operating expenses including debt service and Rent and containing an extended period of indemnity endorsement which provides that after the physical loss to any of the Improvements and personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration twelve (12) months from the date that the Improvements and Lessee’s personal property are repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.  The amount of coverage shall be adjusted annually to reflect the rents and profits or income payable during the succeeding twelve (12) month period.

13.7  Automobile Insurance.  If applicable, Comprehensive Automobile Liability Insurance including all owned, hired, leased, assigned and non-owned vehicles, with a minimum combined single limit of $500,000 per accident.

13.8  Terrorism Coverage.  Insurance coverage against loss or damage to persons and property by reason of any certified or non-certified act of terrorism in terms consistent with the provisions hereof to the extent such coverage is commercially available.

13.9  Garage Keepers.  If applicable, Garage Keepers Legal Liability Insurance to cover the following exposures with respect to any and all valet spaces and related services in any parking facility located on the Parcel with limits of not less than $1,000,000 (which Lessee may satisfy by requiring the applicable parking management company to obtain and maintain such coverage pursuant to the requirements hereof):  (i) fire and explosion, (ii) theft (of an entire car), (iii) riot, civil commotion, malicious mischief and vandalism.  The maximum deductible shall be $2,500.

13.10  Excess Liability.  Lessee, at its expense, shall maintain continuously in force at all times during the Term, excess liability insurance in compliance with the following:

(a)  Injury/Property  $10,000,000 per occurrence.

(b)  The policy shall be written on an excess, “following form” basis above the coverages described in the Employer’s Liability, Commercial General Liability and Automobile Liability above. The policy also is to provide a “drop down” feature in case the limits of the primary policy are exhausted.

All of the policies required to be maintained in this Article are collectively referred to as “Lessee’s Policies.”

13.11  Requirements of Lessee’s Policies.

(a)  Lessee shall, as of the Effective Date, deliver to Lessor evidence that said insurance policies have been prepaid as required above with original certificates signed by an authorized agent of the applicable insurance companies evidencing such insurance satisfactory to Lessor.  Certified copies of such policies and endorsements must be delivered to Lessor within thirty (30) days of the Effective Date.  Lessee shall renew all such insurance and deliver to Lessor certificates and certified copies of all policies and endorsements evidencing such renewals at least thirty (30) days before any such insurance shall expire.  Lessee further agrees that each such insurance policy: (i) shall provide for at least thirty (30) days prior written notice to Lessor prior to any policy reduction or cancellation for any reason other than non-payment of premium and at least ten (10) days prior written notice to Lessor prior to any cancellation due to non-payment of premium; (ii) shall contain an endorsement or agreement by the insurer that any loss shall be payable to Lessor or its Affiliates in accordance with the terms of such policy notwithstanding any act or negligence of Lessor, Lessee or any other Person which might otherwise result in forfeiture of such insurance; (iii) shall waive all rights of subrogation against Lessor and its Affiliates; (iv) include standard non-contributory clauses naming Lessor, Permitted Mortgagee and any designated Affiliates of either, (v) in the event that any portion of the Premises constitutes a legal non-conforming use under applicable Improvements’ zoning or land use laws or ordinances, shall include an ordinance and law coverage endorsement which will contain Coverage A: “Loss Due to Operation of Law” (with a minimum liability limit equal to Replacement Cost with Agreed Value Endorsement), Coverage B: “Demolition Cost” and Coverage C: “Increased Cost of Construction” coverages in amounts as required by Lessor; and (vi) may be in the form of a blanket policy, provided that, Lessee hereby acknowledges and agrees that failure to pay any portion of the premium therefor which is not allocable to the Improvements and the Premises or any other action not relating to the Improvements and the Premises which would otherwise permit the issuer thereof to cancel the coverage thereof, would require the Improvements and the Premises to be insured by separate, single-property policies and the blanket policy must properly identify and fully protect the Improvements and the Premises as if a separate policy were issued for one hundred percent (100%) of replacement cost at the time of loss and otherwise meet all of Lessor’s applicable insurance requirements set forth in this Article 13.  Approval of any insurance by Lessor shall not be a representation of the solvency of any insurer or the sufficiency of any amount of insurance.  In the event Lessee fails to provide, maintain, keep in force or deliver and furnish to Lessor the policies of insurance required by this Lease or evidence of their replacement or renewal as required herein, Lessor may, but shall not be obligated to, procure such insurance and Lessee shall pay as an Additional Amount all amounts advanced by Lessor therefor, together with interest thereon at the Interest Rate from and after the date advanced by Lessor until actually repaid by Lessee, promptly upon demand by Lessor.  Lessor shall not be responsible for nor incur any liability for the failure of the insurer to perform even though Lessor has caused the insurance to be placed with the insurer after failure of Lessee to furnish such insurance.  Lessee shall not obtain insurance for the Premises in addition to that required by Lessor without the prior written consent of Lessor, which consent will not be unreasonably withheld provided that: (i) Lessor and its Affiliates are either a named insured or loss payee on such insurance, as appropriate, (ii) Lessor receives complete copies of all policies evidencing such insurance, and (iii) such insurance complies with all of the applicable requirements set forth herein.

(b)  Without limiting or modifying the requirements set forth in this Article 13, Lessee must at all times maintain such insurance coverage as is required by a Permitted Mortgage.

(c)  None of the requirements contained herein as to types and limits of insurance coverage to be maintained by Lessee is intended to and shall not in any manner limit or qualify the liabilities and obligations assumed by Lessee.  Notwithstanding requirements in agreements between Lessee and any third parties, Lessor shall have no responsibilities for insurance deductibles or self-insured retentions.

(d)  Lessee agrees, upon written request of Lessor, to increase the minimum limits of the Commercial General Liability, Casualty Insurance and Excess Liability insurance coverages set forth above and to modify the required insurance coverages, from time to time as reasonably necessary in order to reasonably protect the interests of the parties insured thereby.

13.12  Contractor Insurance Requirements.  Lessee shall cause its general construction contractor and all of its operating contractor(s) performing any services in or about the Premises at any time during the Term to maintain in effect at all times during the full term of such work, insurance coverage in accordance and full compliance with all of the requirements set forth in this Article 13 and shall include appropriate endorsements to cover all sub-contractors performing services or work in connection with the Development.  During the period of any construction, renovation or alteration of or addition to the existing Improvements which exceeds the lesser of ten percent (10%) of the principal amount of the indebtedness secured by any Permitted Mortgage or $100,000, at Lessor’s request, a completed value, “All Risk” Builder’s Risk form or “Course of Construction” insurance policy in non-reporting form, in an amount approved by Lessor, may be required.

13.13  Insurer.  The insurance provided for pursuant to this Article shall be effected under a valid and enforceable policy or policies issued by insurers of recognized responsibility authorized to do business in the State of Mississippi and which have and maintain a claims paying ability rating of “A” or better by Standard & Poor’s (or equivalent acceptable to Lessor).  All policies shall be for terms of at least one year, with premium prepaid.  Such policies may be carried under a blanket policy so long as the coverage afforded is no less than that required under this Article and contains a “per location aggregate” in the applicable amounts set forth above.

13.14  Copies.  Copies of all executed policies of insurance, including endorsements or certificates thereof, shall be delivered to Lessor prior to Lessee’s use of the Parcel or any commencement of construction relating to the Premises.  Lessee shall deliver to Lessor evidence of Lessee’s Policies at all times during the Term.

ARTICLE 14
CASUALTY

14.1  Neither party hereto shall be released, by reason of any damage or destruction of the Premises from the obligations created or imposed by virtue of this Lease.  Except as expressly set forth in this Section 14.1, this Lease shall not terminate, be forfeited or be affected in any manner, and there shall be no reduction or abatement of the Rent payable hereunder, by reason of damage to or total, substantial or partial destruction of any of the Improvements or any part thereof or by reason of the untenantability of the same or any part thereof, for or due to any reason or cause whatsoever.  Lessee, notwithstanding any Requirements, waives any and all rights to quit or surrender the Premises or any part thereof.  Lessee expressly agrees that its obligations hereunder, including, without limitation, the payment of Rent, shall continue as though the Improvements had not been damaged or destroyed and without abatement, suspension, diminution or reduction of any kind.  It is the intention of Lessor and Lessee that the foregoing is an “express agreement to the contrary” as may be provided in any applicable statute of the State of Mississippi.  Notwithstanding the foregoing, in the event that the Premises is damaged by fire or other casualty to such an extent that the cost to restore the Premises exceeds 70% of its replacement cost as determined by Lessee’s insurance carrier responsible for underwriting the loss, Lessee shall have the right, within ninety (90) days after the occurrence of such loss or destruction, to terminate this Lease, by notice in writing to Lessor.  In such event, (i) if the Improvements are structurally sound following the casualty, then the Term shall cease ten (10) days after Lessee has delivered a certification from the Architect that the Improvements are structurally sound notwithstanding the casualty and Lessee has cleared all debris and materials from the Premises and secured the Improvements against the weather or (ii) if the Improvements are not structurally sound following the casualty, then the Term shall cease ten (10) days after Lessee has cleared all debris and materials from the Premises and restored the Parcel to a clear, clean, filled, compacted and graded surface (the obligations in (i) and (ii) of this sentence are collectively the “Casualty Termination Work”).  In the event of such termination, any proceeds payable under any of Lessee’s Policies for Debris Removal shall be applied to the cost of the Casualty Termination Work (or paid to Lessor if Lessee does not perform the Casualty Termination Work) and any other proceeds of Lessee’s Policies shall be used to pay off Lessee’s Permitted Mortgagees and the balance shall be paid to Lessor.

14.2  Except as provided in Section 14.1 above, if the Improvements are damaged or destroyed by any cause whatsoever during the Term, Lessee shall, with reasonable promptness, commence and continue thereafter diligently and continuously to, repair, rebuild and restore the Improvements, at its sole expense, to at least the size, function and condition existing immediately prior to the damage or destruction, and shall do so even though the proceeds of Lessee’s Policies covering the loss shall be insufficient to reimburse Lessee therefor.   Subject to Force Majeure Events under Section 26.1, Lessee shall commence such work within one hundred twenty (120) days after such casualty, provided, however, if payment of the insurance proceeds is contested or not settled promptly for any reason, then Lessor shall grant a reasonable extension of time, not to exceed an additional one hundred twenty (120) days without just cause, for commencing repairs.  If Lessee’s Permitted Mortgagee does not control disbursement of any applicable insurance proceeds, then such proceeds shall be deposited with Lessor for disbursement in a manner consistent with the disbursement of advances under a construction loan.

14.3  Notice of Damage.  In the event of any material damage to the Premises by reason of fire or other casualty, Lessee shall give immediate notice thereof to Lessor.

ARTICLE 15
TRADE FIXTURES AND PERSONAL PROPERTY

15.1  Personal Property.  Except as otherwise provided in this Lease, any removable trade fixtures, signs, equipment and other personal property (collectively, “Personal Property”) installed in or on the Premises by Assignees, Sublessees, concessionaires or occupants may be removed, so long as such removal does not result in structural damage, and shall remain the property of the party who owns it unless ownership is otherwise vested in Lessee under any Assignment, Sublease or other agreement.  The owner of such Personal Property shall have the right at any time prior to expiration or early termination of this Lease to remove or permit removal of any and all of the same without the consent by Lessor.  Lessee and the owner of such Personal Property shall be jointly and severally responsible to repair any and all damage caused by the removal thereof.

ARTICLE 16
ASSIGNMENTS AND SUBLEASES

16.1  Assignments.  Without prior approval by Lessor but only after at least ten (10) days prior written notice to Lessor, and so long as there then is no uncured default, Lessee shall have the right at any time and from time to time during the Term:

(a)  to assign all or any part of its right, title and interest in and to this Lease to one or more Affiliates for any purpose, provided Lessee owns more than eighty percent (80%) of the Affiliate; and

(b)  to assign or otherwise encumber by way of mortgages, deeds of trust or otherwise, all or any part of its rights, title and interest in and to this Lease to any unrelated Persons for the purpose of obtaining financing to accomplish the Development.

Notwithstanding anything herein to the contrary, Lessee shall not be released of any obligations or liabilities hereunder unless Lessor in it sole and absolute discretion elects to release Lessee and no such release will be operative or enforceable unless and until it is in writing and signed by Lessor.  Furthermore, with Lessor’s prior written approval, which may be withheld, conditioned or delayed in Lessor’s sole but reasonable discretion, and so long as there then is no uncured default, Lessee may at any time and from time to time during the Term assign all of its right, title and interest hereunder to all or any portion of the Parcel.  The parties agree that in determining whether to give its consent to a proposed assignment, it shall be reasonable for Lessor to inquire regarding the identity of the assignee and the uses to which the assigned portion of the Parcel will be put after the assignment, the assignee’s prior gaming experience, including, without limitation, its ownership, operation and management team, the position of the Mississippi Gaming Commission, and if such inquiry suggests that the use or uses will involve more than an incidental use of Regulated Substances on the assigned portion of the Parcel, it shall be reasonable for Lessor to require reasonable security and/or safeguards against the release of such Regulated Substances as a condition to giving its consent to an Assignment.  Lessor shall be deemed to have objected to an Assignment if it does not consent to the Assignment within forty-five (45) days after Lessee requests its consent to the Assignment.  Concurrently with an Assignment by Lessee hereunder, Lessor shall enter into a new lease (an “Assignment Lease”) with the Assignee for the portion of the Parcel so assigned with the Assignee.  The Assignment Lease shall include the provisions in this Lease which are applicable to the portion of the Parcel so assigned.

16.2  Form of Assignment.  The form of Assignment Lease shall be substantially identical to this Lease and is subject to the prior approval of Lessor, which shall not be unreasonably withheld, conditioned or delayed.  Any Assignment Lease which is not substantial identical with this Lease must be approved by Lessor in writing, which approval may be withheld in Lessor’s sole discretion.

16.3  Default.  If any Assignee fails to perform its obligations as lessee under its Assignment Lease with Lessor, Lessor agrees that Lessee shall have the right, but not the obligation, to cure such default if any Permitted Mortgagee fails to exercise its rights to cure such default as may be provided in such Assignment Lease.  If Lessee elects to cure such default, Lessee shall have the right, but not the obligation, to assume the Assignee’s rights, title, interest and obligations in and to the portion of the Parcel assigned to such Assignee, subject to the rights of any Permitted Mortgagee.  Lessor agrees that, if such a default occurs, Lessor will first provide any Permitted Mortgagee with the opportunity to cure such default.  If such Permitted Mortgagee fails or elects not to cure such default, Lessor shall provide Lessee with the same notices, rights and opportunities to cure as are afforded to Permitted Mortgagees under Article 20.

16.4  Subleases.  At any time and from time to time during the Term, so long as there is no uncured default, and without further approval by Lessor, Lessee may, as set forth below, grant one or more Subleases but only in connection with a Space Lease.  All other Subleases of all or any portion of the Parcel shall be subject to the prior written consent of Lessor which may be withheld, conditioned or delayed in Lessor’s sole but reasonable discretion.

(a)  Terms.  Each Sublease shall be upon such terms and conditions as Lessee and the applicable Sublessee shall mutually agree; provided, however, that:

(i)  The term of such Sublease shall not extend beyond the Expiration Date plus any extensions or renewals hereof.

(ii)  Except as otherwise set forth herein, no Sublease shall relieve Lessee of its responsibility to pay and perform all of its obligations hereunder;

(iii)  Lessee shall not be entitled under a Sublease to collect rent which is prepaid in excess of one (1) year in advance, unless Lessee provides Lessor with a bond which is in such form as is reasonable satisfactory to Lessor and secures payment to Lessor of the pro rata portion of such prepaid rent which Lessor would be entitled to receive as Rent under this Lease for the applicable portion of the Premises.

(b)  Attornment.  If this Lease is terminated prior to the expiration of its Term and provided Lessor has entered into a subordination, non-disturbance and attornment agreement with such Sublessee, then, so long as each Sublessee complies with the terms and conditions set forth in its Sublease and shall attorn thereunder directly to Lessor, Lessor shall attorn to such Sublessee in accordance with the term of the applicable Sublease; provided, however, that each of the following conditions have been satisfied:

(i)  Lessor’s obligations thereunder shall be no greater and its rights no less than those set forth in this Lease.

(ii)  No Sublessee shall be required to make any payment to Lessor unless and until such Sublessee shall have received written notice from Lessor of the termination of this Lease and a direction that payments and performance thereafter be made directly to Lessor.  Thereafter, upon such Sublessee’s timely payment or performance to Lessor, Lessor shall not be entitled to claim a default for not having received any corresponding payment or performance from Lessee; provided, however, that if a Sublessee receives conflicting written notices demanding payment or performance from Lessor and Lessee, such Sublessee shall have the right to interplead such payment and/or other matters in any court of competent jurisdiction, in which event such Sublessee shall not be deemed in default and payment or performance when and as ordered by such court shall constitute full performance.  So long as a Sublessee has made payment or performance to Lessor or interpleaded such matters and is not subject to termination for default of the applicable Sublease, Lessor shall not join that Sublessee as a party defendant in any action or proceeding or take any other action for the purpose of terminating said Sublessee’s interest and estate because of any default under or termination of this Lease.  Moreover, notwithstanding the termination of this Lease, so long as Lessee has complied with the requirements hereof relating to Subleases, Lessor shall recognize any and all Subleases entered into pursuant to the terms hereof; provided, however, that any and all benefits which would thereafter accrue to Lessee under the Sublease shall belong to Lessor.

(iii)  The aggregate rent under of all Subleases is sufficient to timely pay in full all Rent due and payable under this Lease.

(iv)  Each Sublessee shall have entered into a Non-Disturbance and Attornment Agreement with Lessor in a form acceptable to Lessor in its sole but reasonable discretion.

(c)  Space Leases.  Notwithstanding the provisions of Subsection 16.4(a) above, the following provisions shall apply to Subleases that are “Space Leases” as hereinafter defined:

(i)  For purposes of this Subsection (c), a “Space Lease” shall be any Sublease which involves the lease of all or a portion of the common area of the Improvements located on the Parcel to an unrelated third party.  The term “Space Lease” is therefore intended to cover leases of ancillary retail space, including, without limitation, restaurant and bar space, within buildings located on the Parcel but may not include a lease of an entire building located on the Parcel.  The term “Space Lease” shall not include a lease of land only and shall also exclude any Sublease to an Affiliate of Lessee.

(ii)  If this Lease is terminated prior to the expiration of its Term and provided Lessor has entered into a subordination, non-disturbance and attornment agreement with such Sublessee in a form acceptable to Lessor in its sole but reasonable discretion, then, so long as each tenant under a Space Lease complies with the terms and conditions of its Space Lease and shall attorn directly to Lessor, Lessor shall attorn to such Space Lease in accordance with the terms of the applicable Space Lease except only as follows:

(1)  Lessor shall not assume any affirmative obligations of the landlord with respect to any Space Lease (e.g., to construct Improvements, to maintain and/or repair leased premises, or to maintain and/or repair common areas).  In consideration of Lessor not assuming any such affirmative obligations, the tenant under a Space Lease shall have the right (but not the obligation), alone or in conjunction with similarly situated tenants under other Space Leases, to perform any affirmative obligations of the landlord under the Space Lease and to set-off the amount expended by such tenant in performing such affirmative obligations against the rent due to Lessor under the Space Lease; provided, however, that unless Lessor has otherwise agreed, in no event shall such set-off reduce the rent payable to Lessor under any such Space Lease below 60% of the rent otherwise payable thereunder.  Lessor may agree to allow a greater set-off to a tenant under a Space Lease if Lessor believes such a set-off is in the best interests of the Lessor.  The tenant’s rights with respect to such affirmative obligations shall be limited to such a set-off right or, if permitted by the terms of the Space Lease, to terminating its Space Lease.  In no event shall a tenant under a Space Lease have any right to recover damages against Lessor for failing to perform any affirmative obligation under any Space Lease.

(2)  All Space Leases shall be subject to the terms of Subsection 16.4(a) and Subsection 16.4(b)(ii).

(3)  Except as specified herein, Lessor shall honor all provisions of any Space Lease.

16.5  Notice of Assignments and Subleases.  Within a reasonable period of time after the execution of each Assignment or Sublease, Lessee shall give Lessor a notice of the Assignment or Sublease which shall specify the following:

(a)  the applicable portion of the Premises;

(b)  the commencement and termination date for the Assignment or Sublease; and

(c)  the Assignee’s or Sublessee’s address for notice.

ARTICLE 17
CONDEMNATION

17.1  Entire Taking.  If the entire Premises shall be taken by exercise of the power of eminent domain or condemnation (or by purchase in lieu thereof), then this Lease shall terminate as of the time when Lessor is divested of its interest in the Premises, and the Rent theretofore paid or then payable shall be apportioned and paid up to the date of termination, and any unearned Rent shall be refunded by Lessor to Lessee.

17.2  Partial Taking.  If a portion of the Premises shall be taken by exercise of the power of eminent domain or condemnation (or by purchase in lieu thereof) and such taking results in the loss of any building comprising a part of the Improvements on the Premises in its entirety or a substantial portion of such building on the Premises, Lessee may, at its option terminate this Lease as to the building so lost and that portion of the Premises on which the “lost” building is situated and which serves the lost building, all in accordance with the terms and provisions below.  Lessee shall provide notice to Lessor within ten (10) days after receipt of notice of any contemplated taking.  Within thirty (30) days of notice of such proposed taking, Lessee shall provide notice to Lessor of its intent to terminate the Lease and shall specify the portion of the Premises and Improvements with respect to which it so intends to terminate the Lease.

17.3  Condemnation Proceeds.  Lessor and, if a default does not exist under this Lease, Lessee and any applicable Permitted Mortgagees and Sublessees shall cooperate in prosecuting and collecting their respective claims for an award on account of a taking of all or any portion of the Parcel and all damages or awards (with any interest thereon) to which Lessor, Lessee or any applicable Permitted Mortgagees and Sublessees may be entitled by reason of any taking of all or any portion of the Parcel (herein referred to as “Condemnation Proceeds”).  Except as expressly provided in this Article, no taking of any interest in all or any portion of the Parcel shall be grounds for termination of this Lease or any portion thereof by Lessor or Lessee.

(a)  Lessor at all times, regardless of when the taking occurs, shall be entitled to receive, with interest thereon, that portion of the award as shall represent compensation for its loss of Rent, under this Lease, plus the value of Lessor’s reversionary interest in the Improvements at the end of the Term both discounted to present value.  Lessor shall also be entitled to severance damages for any harm caused by the taking to any surrounding lands.

(b)  During all the Lease Term, Lessee shall be entitled to the entire balance of the award relating to the value of Lessee’s Leasehold Estate.

(c)  If the values of the respective interests of Lessor and Lessee shall be determined according to the provisions of subdivisions (a) and (b) of this Section in the proceeding pursuant to which any portion of the Parcel shall have been taken or condemned, the values so determined shall be conclusive upon Lessor and Lessee.  If such values shall not have been thus separately determined, such values shall be fixed by agreement between Lessor and Lessee.

ARTICLE 18
LESSORS’ RIGHT TO PERFORM AND INSPECT

18.1  Right to Perform; Emergency Repairs.  If a default occurs which is not cured within the applicable cure periods, then Lessor may, but without being obligated to do so, cure such default by making such payment or performing such act for the account and at the expense of Lessee.  No such payment or performance by Lessor shall operate to release or discharge Lessee from any obligation hereunder.  All sums paid by Lessor pursuant to this Article and all costs and expenses (including reasonable attorneys’ fees and costs) so incurred shall constitute Additional Amounts payable by Lessee to Lessor on demand.  In addition, in the case of an emergency which represents an immediate threat to persons or property, the Lessor may, but without being obligated to do so, enter the Parcel to perform emergency repairs without waiting for the expiration of any applicable cure period.

18.2  Inspection.  Lessee acknowledges and agrees that Lessor and its authorized representatives shall have the right to enter the Premises and any portion thereof at all reasonable times following reasonable notice to inspect for compliance with the terms of this Lease and to perform any work under Section 18.1, and may take all such action as may be necessary or appropriate for such purposes.  Furthermore, Lessee acknowledges and agrees that, at any time within eighteen (18) months prior to the Expiration Date and upon reasonable notice, Lessor may enter the Premises or any portion thereof for the purpose of showing the same to prospective tenants, purchasers or mortgagees and may display on the Premises advertisements for sale or lease.  No entry pursuant to this Section shall constitute an eviction.

ARTICLE 19
HOLDING OVER

        19.1  No Holdover.  Neither Lessee nor any Assignee or Sublessee, upon the expiration or cancellation of this Lease, is entitled to hold over for any reason.  If, nevertheless, there is any holding over by Lessee, any Assignee or Sublessee, the holding over shall give rise to a tenancy at the sufferance of Lessor upon the same terms and conditions as are provided for herein with a Rent for the hold over period equal to two (2) times the last annual installment of Rent prorated and due monthly in advance.

ARTICLE 20
MORTGAGES

20.1  Lien on Leasehold Interest.  Lessee shall have the right from time to time during the Lease Term to charge or otherwise encumber, by way of a Permitted Mortgage, this Lease or any part thereof.  In no event shall this Lease be subordinate to any Permitted Mortgage.

20.2  Filing.  No mortgage or deed of trust shall be a Permitted Mortgage or an effective lien on Lessee’s Leasehold Estate until a true copy thereof is filed with Lessor.  Lessor and Lessee agree that, following such filing with Lessor, the provisions of this Article shall apply with respect to each such Permitted Mortgage.  The term of such Permitted Mortgage shall not be longer than the remaining Term of this Lease.

20.3  Preconditions.  Lessee, from time to time during the Term of this Lease, may make one or more Permitted Mortgages upon Lessee’s Leasehold Estate without the prior written consent of Lessor; provided that Lessee or the holder of the Permitted Mortgage shall promptly deliver to Lessor, in the manner herein provided for the giving of notice to Lessor, a true copy of the Permitted Mortgage and of any assignment thereof and shall notify Lessor of the address of the Permitted Mortgagee to which notices may be sent.

20.4  Lessor’s Acknowledgment.  Upon Lessee’s request, Lessor shall provide a receipt acknowledging receipt of a copy of any Permitted Mortgage under Section 20.3 hereof.

20.5  Conditions.  The following provisions shall apply to any Permitted Mortgage made in accordance with Section 20.3 hereof:

(a)  For the purpose of this Section, a “Permitted Mortgagee” shall be limited to an “Institutional Lender,” or an “Approved Lender.”  An “Institutional Lender” shall mean a bank, savings bank, savings and loan association or institution, insurance company, trust company, mortgage banking company, non-Affiliate private equity or other investment fund, college or other institution of learning, pension, profit-sharing or retirement fund or trust, real estate investment trust, Governmental Authority, or any other organization or company similar to any of the foregoing, or any Affiliate of any of the foregoing.  The parties understand and agree that the definition of Institutional Lender shall include, in addition to current lenders of the sort listed above, future entities of a character not within their contemplation at the time of execution of this Lease but which shall perform functions similar to any of the foregoing.  An “Approved Lender” shall mean a Lender who is not an “Institutional Lender” but who has been approved by Lessor prior to the recording and/or filing of such Lender’s Permitted Mortgage.  Lessor agrees that its approval of a potential Lender as an “Approved Lender” shall not be unreasonably withheld or delayed and Lessor agrees that is shall be deemed to have approved any proposed Lender as an “Approved Lender” if it has not disapproved such Lender within forty-five (45) days after Lessee has requested approval of the proposed Lender.

(b)  Lessor, upon providing Lessee any notice of: (i) default under this Lease, or (ii) a termination of this Lease, or (iii) a matter on which Lessor may predicate or claim a default, shall at the same time provide a true copy of such notice to every Permitted Mortgagee.  No such notice by Lessor to Lessee shall be deemed to have been duly given unless and until a copy thereof has been so transmitted to every Permitted Mortgagee which has complied with Section 20.2.  From and after such notice has been given to a Permitted Mortgagee, such Permitted Mortgagee shall have the same period, after the giving of such notice upon it, for remedying any default or acts or omissions which are the subject matter of such notice or causing the same to be remedied, as is given Lessee after the giving of such notice to Lessee to remedy, commence remedying or cause to be remedied the defaults or acts or omissions that are the subject matter of such notice.  If the Permitted Mortgagee fails to remedy the default, act or omission that is the subject matter of such notice within cure period, Lessor may, subject to the provisions of Subsection 20.5(e) below, exercise the remedies set forth in Article 22.

(c)  If Lessee defaults under any of the provisions of this Lease, each Permitted Mortgagee shall have the right to make good such default whether the same consists of the failure to pay Rent or the failure to perform any other matter or thing which Lessee is hereby required to do or perform and Lessor shall accept such performance on the part of the Permitted Mortgagee as though the same had been done or performed by Lessee.

(d)  Any Permitted Mortgagee may at the time of any damage or destruction to the Premises or any machinery, fixtures or equipment therein, by fire or otherwise, at its sole cost and expense, repair the same or construct new buildings, as the case may be, in accordance with the Development Plan and terms hereof, and in such event, if the Permitted Mortgagee repairs or constructs in accordance herewith, it shall be subrogated to the rights of Lessee to all insurance proceeds payable as a result of such damage or destruction.

(e)  In the case of any default by Lessee, Lessor will take no action by reason of any such default so long as the periods for the Permitted Mortgagee to cure Lessee’s defaults as set forth herein have not run.  In the event Lessor issues a termination notice, the notice will not become final if within forty-five (45) days of the date of issuance of the notice, the Permitted Mortgagee files with Lessee and Lessor written notice of its intent to proceed with a foreclosure action (including possession by a receiver) and within ninety (90) days of the date of the issuance of Lessor’s notice, the Permitted Mortgagee has, unless precluded by a court order, commenced a foreclosure action.  The Permitted Mortgagee shall not be required to continue such possession or continue such foreclosure proceedings if the default which would have been the reason for serving such a notice shall be cured.  Nothing herein shall preclude Lessor from exercising any rights or remedies under this Lease with respect to any other default by Lessee during the period of such forbearance provided Lessor complies with the provisions of this Article with respect to such other default.  If the Permitted Mortgagee or a purchaser at a foreclosure shall acquire title to Lessee’s Leasehold Estate by foreclosure, trustee’s sale or by assignment or deed in lieu of foreclosure or otherwise, and shall cure all defaults of Lessee which are susceptible of being cured by the Permitted Mortgagee or such purchaser, as the case may be, then the defaults of any prior holder of Lessee’s Leasehold Estate which are not susceptible of being cured by the Permitted Mortgagee (or such purchaser) shall no longer be deemed to be in default hereunder.

(f)  Any Permitted Mortgagee or any purchaser of Lessee’s Leasehold Estate may become the legal owner and holder of all or a portion of this Lease in lieu of foreclosure, whereupon such Permitted Mortgagee or purchaser at a foreclosure sale shall immediately thereafter become and remain liable under this Lease to the same extent as Lessee and any and all benefits that would thereafter accrue to Lessee under this Lease shall belong to such Permitted Mortgagee or purchaser.  In case any such Permitted Mortgagee or purchaser by foreclosure becomes the owner and holder of this Lease, any of the same events described in Section 22.1 by such Permitted Mortgagee or purchaser shall constitute a default, and Lessor shall be entitled to the same remedies, but only to that part or portion of the Premises held under this Lease by such Permitted Mortgagee or purchaser.  Any Permitted Mortgagee or purchaser by foreclosure shall be liable hereunder to Lessor only to the extent of any interest in the Leasehold Estate or Improvements for the performance of any obligation of Lessee hereunder or for the collection or satisfaction of any money judgment that Lessor may obtain against such Permitted Mortgagee or purchaser by foreclosure.

(g)  If an Institutional Lender shall be the Lessee as a trustee, each and every obligation of such trustee shall be binding upon it solely in its fiduciary capacity and shall have no force and effect against such Institutional Lender in its individual capacity.

(h)  Lessor shall upon request of a Permitted Mortgagee execute, acknowledge and deliver to each Permitted Mortgagee an acknowledgment prepared at the sole cost and expense of Lessee, in form reasonably satisfactory to Lessor, agreeing to all of the provisions of this Section 20.5.

(i)  Lessor agrees that the name of any Permitted Mortgagee may be added as a named insured or to the “loss payable endorsement” or named under a standard mortgagee clause of any and all insurance policies required to be carried by Lessee hereunder on the condition that the insurance proceeds are to be applied in the manner specified in this Lease and that the Permitted Mortgage or collateral document shall so provide.  The proceeds of any insurance policies or arising from a condemnation are to be held by the Permitted Mortgagee whose Permitted Mortgagee is prior in lien to any other Permitted Mortgage, or by a bank or trust company chosen by such Permitted Mortgagee which is authorized to do business in Mississippi and has a net worth of $10,000,000 or more, and distributed pursuant to the provisions of this Lease, but the Permitted Mortgagee may reserve the right to apply all, or any part, of Lessee’s share of such proceeds to the Permitted Mortgage debt pursuant to such Permitted Mortgage before or in lieu of any required application of such proceeds hereunder.

(j)  Any Permitted Mortgagee shall be given prompt notice by Lessee of any legal proceedings by the parties hereto involving obligations under this Lease, and shall have the right to intervene therein and be made a party to such proceedings, and the parties hereto do hereby consent to such intervention.  If any Permitted Mortgagee shall not elect to intervene or become a party to such proceedings, the Permitted Mortgagee shall receive notice of, and a copy of any award or decision made in, said proceedings which shall be binding on all Permitted Mortgagees not intervening after the receipt of notice of the proceeding.

(k)  As to any Permitted Mortgage, Lessor consents to a provision therein for an assignment of rents due from Sublease(s) to the holder thereof, effective upon the default under the Permitted Mortgage, and to a provision therein that the holder thereof, in any action to foreclosure the same, shall be entitled to the appointment of a receiver.

(l)  Nothing herein contained shall be deemed to impose any obligation on the part of Lessor to deliver physical possession of the Parcel to any Permitted Mortgagee, or to its nominee.  Lessor agrees, however, that Lessor will, at the sole cost and expense of such Permitted Mortgagee, or its nominee, cooperate in the prosecution of summary proceedings to evict the then defaulting Lessee.

(m)  Lessee may delegate irrevocably to the Permitted Mortgagee the authority to exercise any and all of Lessee’s rights hereunder, but no such delegation shall be binding upon Lessor unless and until either Lessee or said Permitted Mortgagee gives to Lessor a true copy of a written instrument effecting such delegation.  Such delegation of authority may be effected by the terms of the Permitted Mortgage itself, in which case the service upon Lessor of a true copy of the Permitted Mortgage in accordance with this Article, together with a written notice specifying the provision therein which delegates such authority to said Permitted Mortgagee, shall be sufficient to give Lessor notice of such delegation.

(n)  Lessor shall, at any time and from time to time hereafter, within thirty (30) days after written request of Lessee to do so, certify by written instrument duly executed and acknowledged to any Permitted Mortgagee, proposed Permitted Mortgagee, purchaser, proposed purchaser, Assignee, proposed Assignee, Sublessee, proposed Sublessee or any other Person, specified in such request: (i) as to whether this Lease has been supplemented, modified or amended, and if so, the substance and manner of such supplement, modification or amendment; (ii) as to the existence of any default hereunder to the best of Lessor’s knowledge; (iii) as to the Commencement Date and Expiration Date of the Lease Term.  The form of estoppel certificate shall be determined by Lessor in its sole but reasonable discretion.  Lessor may charge Lessee a reasonable fee for preparing and issuing any such certificate to defray Lessor’s cost in preparing the same.

(o)  Lessee shall, at any time and from time to time hereafter, within thirty (30) days after written request of Lessor to do so, certify by written instrument duly executed and acknowledged to any mortgagee, proposed mortgagee, purchaser, proposed purchaser, assignee, proposed assignee, sublessee, proposed sublessee or any other Person specified in such request: (i) as to whether this Lease has been supplemented, modified or amended, and if so, the substance and manner of such supplement, modification or amendment; (ii) as to the existence of any default hereunder by Lessee or to the best of Lessee’s knowledge by Lessor; (iii) as to the Commencement Date and Expiration Date of the Lease Term.

(p)  Nothing herein contained shall require any Permitted Mortgagee, as a condition to its exercise of its rights hereunder or subsequent to such exercise of its right, to cure any default of Lessee not reasonably susceptible of being cured by such Permitted Mortgagee or subsequent owner of the Leasehold Estate through foreclosure, including but not limited to, the default referred to in Section 22.1(k) related to bankruptcy and insolvency and any other sections of this Lease that may impose conditions of default not susceptible to being cured by a Permitted Mortgagee or a subsequent owner of the Leasehold Estate through foreclosure.

(q)  So long as any Permitted Mortgage is in existence, unless all Permitted Mortgagees shall otherwise consent in writing, the fee title to the Parcel and the Leasehold Estate of Lessee therein created by this Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of such fee title and such Leasehold Estate by Lessor or by Lessee or by a third party, by purchase or otherwise.  So long as any Permitted Mortgage is in existence, unless all Permitted Mortgagees shall otherwise consent in writing, rejection of this Lease by Lessee under the United States Bankruptcy Code shall not terminate this Lease or merge the fee title and the Leasehold Estate in the Parcel if within sixty (60) days after the Effective Date of the rejection a Permitted Mortgagee, by written notice to Lessor, shall request that such rejection shall operate as an assignment of this Lease in lieu of foreclosure to such Permitted Mortgagee, whereupon such Permitted Mortgagee shall immediately thereafter become and remain liable under this Lease to the same extent as Lessee and any and all benefits that would thereafter accrue to Lessee under this Lease shall belong to such Permitted Mortgagee.

ARTICLE 21
NO SUBORDINATION

21.1  No Subordination.  Lessor’s interest in the Parcel and in this Lease, as the same may be modified, amended or supplemented, shall not be subject or subordinate to:  (a) any mortgage or deed of trust now or hereafter placed upon Lessee’s Leasehold Estate; or (b) any other liens or encumbrances hereafter affecting Lessee’s Leasehold Estate.

ARTICLE 22
DEFAULT AND REMEDIES

22.1  Events.  Default shall be deemed to have occurred in the following situations:

(a)  If Lessee fails to pay an installment of Rent within forty-five (45) days after the notice required by Section 4.9, including late charges and interest as provided in Sections 4.10 and 4.11, unless the time for the payment has been previously extended pursuant to Section 4.12.

(b)  If Lessee fails to timely perform or comply with the terms of this Lease of such nature that Lessee’s failure cannot be cured.

(c)  If Lessee fails to perform or comply with any other term of this Lease; provided, however, that with respect to any such failure which is of such a nature that although curable it cannot, with due diligence and adequate resources, be cured within forty-five (45) days, a default shall not be deemed to exist if Lessee commences curing such failure within the twenty (20) days and thereafter proceeds with reasonable diligence and action to compete curing such failure; provided however, the cure period shall not exceed ninety (90) days.

(d)  If Lessee fails to timely commence and complete Lessee’s Construction in accordance with the specific dates set forth herein or any milestones set forth in the Construction Plans which were approved by Lessor.

(e)  If Lessee or any of its Affiliates fails to obtain all required licenses, permits and authorizations for its intended use as contemplated herein by February 28, 2011 or fails to continually maintain the validity, enforceability and good standing of all such licenses, permits and authorizations, including, without limitation, all applicable licenses under the Gaming Control Act.

(f)  If Lessee fails to continuously maintain the Premises open for gaming operations, subject to Force Majeure Events under Section 26.1.

(g)  If Lessee fails to operate the Premises as a gaming facility in accordance with applicable laws and its intended uses as contemplated herein.

(h)  If Lessee vacates the Premises for a period in excess of twenty (20) consecutive days, subject to Force Majeure Events under Section 26.1.

(i)  If the City’s rights and interest under the Water Front Lease is modified, altered, terminated or otherwise adversely impacted in any material manner, other than the result of a default by the Lessor or the City of the terms provided in Section 7.7 of this Lease.

(j)  If Lessee fails to timely perform or comply with the terms of the certain Ground Lease(s) between Lessee and Marine Life Ventures, LLC and MC Marine, LLC, dated October 20, 2010 relating the lease and development of certain property which is adjacent to or adjoining the Parcel after giving effect to any applicable cure or grace periods.

(k)  If Lessee files a voluntary petition in bankruptcy, is adjudicated bankrupt or insolvent, or files any petitions or answers seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Requirements; seeks, consents to or acquiesces in the appointment of any trustee, receiver of liquidator of Lessee or of all or any substantial part of its respective property or of a portion of the Premises; makes any general assignments for the benefit of creditors; or admits in writing its inability to pay its debts generally as they become due.

(l)  If a petition is filed against Lessee seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any Requirements, and remains undismissed or unstayed for an aggregate of ninety (90) days (whether or not consecutive), or if a trustee, receiver or liquidator of Lessee or of all or any substantial part of its properties or of the Parcel is appointed without the consent or acquiescence of Lessor and such appointment remains unvacated or unstayed for an aggregate of ninety (90) days (whether or not consecutive).

22.2  Notice; Remedies.

(a)  Upon an event of default, Lessor shall send a notice of default to Lessee and to any Permitted Mortgagee who has complied with Section 20.2.  The notice shall state the specific nature of the default.

(b)  Subject to the rights of any Permitted Mortgagee, if a default exists and has not been timely cured, Lessor may exercise any and all of the remedies set forth below:

(i)  Lessor may terminate this Lease and declare all rights of Lessee ended;

(ii)  Lessor may exercise the rights set forth in Article 16 to receive payment and performance in connection with Subleases;

(iii)  Lessor may institute an action at law to collect all past due Rents and other amounts due hereunder;

(iv)  Lessor may institute an action at law to collect all actual damages arising from Lessee’s failure to perform any other covenant hereunder, subject to the limitations set forth in this Section 22.2;

(v)  If the default is of such a nature that it cannot be cured by monetary damages, Lessor may institute an action in equity seeking injunctive relief to enjoin Lessee or any other interested party from breaching a covenant of this Lease.

(c)  If this Lease is terminated due to a default by Lessee, Lessor shall have as Lessor’s sole remedy relating to future Rent hereunder as liquidated damages the right, in lieu of seeking damages for future Rent hereunder, to collect and receive liquidated damages in an amount equal to five (5) times the average of the Rent due hereunder for the three (3) Lease Years of the Term in which the highest Rent was due hereunder.  The parties acknowledge that the actual loss for future Rent which Lessor would suffer as a result of an early termination of this Lease would be difficult, if not impossible, to determine and that the amount specified herein is intended to be a reasonable estimate of such loss and not a penalty.  The liquidated damages are intended to compensate Lessor for loss of Rent for Lessee’s failure to perform its obligations under this Lease.  This provision is not intended to limit or alter any indemnification or other obligations or liabilities of Lessee hereunder and Lessor reserves all rights and claims at law or in equity relating thereto.

(d)  Notwithstanding the provisions of subsection 22.2, Lessor may not cancel this Lease due to a default by Lessee unless such default is a “Material Default” as defined by this subsection (f).  For purposes of this subsection (f) a “Material Default” shall mean (a) any failure to pay Rent or other monetary amounts or assessments due hereunder, (b) any failure of Lessee to honor the indemnity provisions herein, (c) any failure to maintain the insurance required by Article 13 herein (but only if and to the extent such insurance coverage is reasonably available for purchase) or (d) any other default by Lessee which materially and adversely affects the Parcel or the Lessor’s interest therein or in this Lease.

22.3  Fees and Costs.  Lessee shall pay to Lessor all costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Lessor in any action or proceeding to which Lessor may be made a party by reason of any act or omission of Lessee.  Lessee also shall pay to Lessor all costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Lessor in enforcing any of the covenants and provisions of this Lease and incurred in any action brought by Lessor against Lessee on account of the provisions hereof, and all such costs, expenses, and reasonable attorneys’ fees and disbursements may be included in and form a part of any judgment entered in any proceeding brought by Lessor against Lessee on or under this Lease.  All of the sums paid or obligations incurred by Lessor as aforesaid, with interest at the Interest Rate, shall be paid by Lessee to Lessor within ten (10) days after demand by Lessor.

22.4  Assignment.  In the case of an Assignment, any of the events described in Section 22.1 by the Assignee shall constitute a default under the Assignment.  Upon such default, Lessor shall be entitled to the same remedies set forth in Section 22.2; provided, however, that Lessor may only exercise such remedies against the Assignee and the portion of the Parcel subject to the Assignment.  A default under a partial Assignment shall not constitute a default under this Lease.

22.5  Waiver.  No waiver or breach of any term of this Lease shall be construed as a waiver of any subsequent breach of the same or any other term.

ARTICLE 23
NO ABATEMENT OF RENT

23.1  No Rent Abatement.  Except as may be otherwise expressly provided herein, there shall be no abatement, off-set, diminution or reduction of Rent payable by Lessee hereunder or of the other obligations of Lessee hereunder under any circumstances.

ARTICLE 24
LESSOR’S TRANSFER OF INTEREST

24.1  Permitted Transfer.  Lessor may sell its interest in the Parcel without Lessee’s consent, provided that Lessor agrees to give Lessee written notice of its intent to sell the Parcel prior to offering the Parcel for sale.  Any sale or exchange of the Parcel shall in any event be made subject to this Lease.  If Lessor sells its interest in the Parcel and at any time thereafter, the Parcel as opposed to the Improvements thereon, shall be subject to either ad valorem property taxes or taxes for Rent received by Lessor or any assessment in lieu thereof, the then Lessor shall be obligated to bear the entire cost thereof, including any interest, penalty, fine or cost which may be added thereto, and shall also be obligated to present to Lessee evidence of such payment before the same shall become delinquent.  If the then Lessor or Lessor’s successor in interest fails to do so, Lessee may pay such amounts for the benefit of Lessor and deduct the amount of such payment, together with interest thereon at the Interest Rate, from any Base Rent or Additional Rent thereafter becoming due under this Lease.

ARTICLE 25
COMMUNITY STANDARDS

25.1  Non-Discrimination.  Lessee agrees that it will not affect or execute any agreement, assignment, lease, sublease, conveyance, or other instrument whereby the Premises or any part thereof is restricted upon the basis of race, religion, color, sex, age, handicap disability or national origin in the sale, lease, or occupancy thereof.  In addition, Lessee, in connection with the erection, maintenance, repair, restoration, alteration or replacement of, or addition to, the Improvements shall:  (a) not discriminate nor permit discrimination against any Person by reason of race, creed, color, religion, national origin, ancestry, sex, age, disability or marital status; and (b) comply with all applicable Requirements from time to time in effect prohibiting such discrimination.

25.2  Minority Participation.  Lessee agrees that it will assure substantive participation by minority business enterprises in the development and/or redevelopment of the Premises, consistent with the goals and objectives of the City's Equal Business Opportunity Program Ordinance.

ARTICLE 26
FORCE MAJEURE

26.1  Unavoidable Delays.  Whenever Lessee, pursuant to the provisions of this Lease, is required to construct any Improvements on the Parcel within a particular time limit, or at or before a specified date, and if Lessee should, in good faith, be delayed in such work, erection, restoration or repair by any act of war, strike, lockout, fire, hurricane, flood, abnormal weather condition which necessitates extraordinary measures and expense, other casualty, or any other cause in each instance beyond its reasonable control, and occurring without its fault or negligence (each a “Force Majeure Event”), a period of time equal to such period of delay shall be added to the particular time limit otherwise provided herein, and Lessee shall not be in default if it shall complete such work, erection, restoration or repair within the stipulated time limit, increased by a period of time equal to such period of delay.  Neither economic impracticality nor the inability to perform in whole or in part for economic reasons shall constitute a Force Majeure Event.  In the event of the happening of a Force Majeure Event, Lessee shall give Lessor written notice thereof within ten (10) days after acquiring knowledge of the beginning of the delay in each instance, including a brief description of the circumstances of such Force Majeure Event and an estimate of the anticipated delay.  If Lessee asserts the continuation of a Force Majeure Event for a period longer than forty-five (45) days, it shall give Lessor written notice each month during such continuation which includes an updated estimate of the anticipated continued delay (which estimate shall be certified by the architect in the case of a Force Majeure Event that affects the performance of Lessee’s renovations).  Within ten (10) days after acquiring knowledge of cessation of such Force Majeure Event, Lessee shall give Lessor written notice of the date of such cessation.  Lessee shall use prompt reasonable diligence to remove the cause of any such delay.

ARTICLE 27
SURRENDER AT END OF TERM

27.1  Surrender.  On the Expiration Date or earlier termination of the Term, Lessee shall surrender the Premises in a condition that is consistent with Applicable Standards.  Lessee shall perform all regular and periodic maintenance, repairs and replacements throughout the Term up to the Expiration Date or earlier termination of the Term, provided that the foregoing shall not be construed to require Lessee to accelerate periodic maintenance, repairs or replacements that in the ordinary course would be performed after expiration of the Term.  Title to the Improvements shall automatically, and without the necessity of any further action, vest in Lessor upon the expiration or earlier termination of this Lease.  Lessee hereby waives any notice now or hereafter required by law with respect to vacating the Premises on any such termination or expiration of this Lease.

27.2  Remove Property.  Upon the expiration or earlier termination of this Lease, or if requested by Lessor upon a re-entry by Lessor upon the Premises pursuant to Article 22, Lessee shall remove its personal property and equipment, provided that the removal of any such property does not cause structural damage to the Improvements, necessitate changes in the Improvements or render the Improvements or any part thereof unfit for use and occupancy and shall well and truly surrender and deliver up to Lessor the Premises and all Improvements thereon, free and clear of all lettings, occupancies, liens, service contracts and encumbrances.  Lessee shall pay the cost of repairing any damage to the Premises arising from the removal of such property, and such obligation shall survive the Term.

27.3  Transfer.  Prior to the last day of the Term or upon any earlier termination of this Lease, or upon a re-entry by Lessor upon the Premises pursuant to Article 22 hereof, Lessee shall deliver to Lessor, to the extent in Lessee’s possession, Lessee’s executed counterparts of all Space Leases and any service and maintenance contracts then affecting the Premises or any part thereof, true and complete maintenance records for the Premises, all original licenses and permits then pertaining to the Premises, permanent or temporary certificates of occupancy then in effect for the Improvements, and all warranties and guarantees then in effect which Lessee has received in connection with any work or services performed or fixtures installed in, on or under the Premises.

27.4  Remaining Property.  Any personal property of Lessee or of any Sublessee which shall remain on the Premises after the expiration or termination of this Lease and after the removal of Lessee or such Sublessee, may, at the option of Lessor, be deemed to have been abandoned by Lessee or such Sublessee and either may be retained by Lessor as its property or be disposed of, without accountability, in such manner as Lessor may see fit and at Lessee’s sole cost and expense, and such obligation shall survive the Term.  Lessor shall not be responsible for any loss or damage occurring to any such property owned by Lessee or any Sublessee.

27.5  Survival.  The provisions of this Article shall survive any expiration or termination of this Lease.

ARTICLE 28
LESSOR NOT LIABLE FOR INJURY OR DAMAGE, ETC.

28.1  No Liability.  Lessor shall not in any event whatsoever be liable for any injury or damage to Lessee or to any other Person happening on, in or about the Premises and its appurtenances, nor for any injury or damage to the Premises or to any property belonging to Lessee or to any other Person which may be caused by any fire or breakage, or by the use, misuse or abuse of the Improvements (including, but not limited to, any of the common areas within the buildings, fixtures, equipment, elevators, hatches, openings, installations, stairways, hallways, or other common facilities), or the streets or sidewalk area within or adjacent to the Premises or which may arise from any other cause whatsoever.

28.2  Utilities.  Lessor shall not be liable to Lessee or to any other Person for any failure of water supply, gas or electric current, nor for any injury or damage to any property of Lessee or of any other Person or to the Premises caused by or resulting from gasoline, oil, steam, gas, electricity, or hurricane, tornado, flood, wind or similar storms or disturbances, or water, rain or snow which may leak or flow from the street, sewer, gas mains or subsurface area or from any part of the Premises, or leakage of gasoline or oil from pipes, appliances, sewer or plumbing works therein, or from any other place, nor for interference with light or other  incorporeal hereditaments by anybody.

28.3  Soil.  In addition to the provisions of Sections 28.1 and 28.2, in no event shall Lessor be liable to Lessee or to any other Person for any injury or damage to any property of Lessee or of any other Person or to the Premises, arising out of any sinking, shifting, movement, subsidence, failure in load-bearing capacity of, or other matter or difficulty related to, the soil, or other surface or subsurface materials, on the Premises, it being agreed that Lessee shall assume and bear all risk of loss with respect thereto.

ARTICLE 29
MISCELLANEOUS

29.1  Brokers.  Each of the parties represents to the other that it has not dealt with any broker, finder or like entity in connection with this Lease.  If any claim is made by any Person who shall claim to have acted or dealt with Lessee or Lessor in connection with this transaction, Lessee or Lessor as the case may be, will pay the brokerage commission, fee or other compensation to which such Person is entitled, shall indemnify and hold harmless the other party hereto against any claim asserted by such Person for any such brokerage commission, fee or other compensation and shall reimburse such other party for any costs or expenses including, without limitation, reasonable attorneys’ fees and disbursements, incurred by such other party in defending itself against claims made against it for any such brokerage commission, fee or other compensation.

29.2  Successors.  Each provision of this Lease shall extend to, be binding on and inure to the benefit of not only Lessor and Lessee, but each of their respective heirs, administrators, executors, successors in interest and permitted assigns.

29.3  Relationship.  The relationship of the parties hereto is that of lessor and lessee, and it is expressly understood and agreed that Lessor does not in any way or for any purpose become a partner of Lessee or joint venturer with Lessee.

29.4  Quitclaim.  After the expiration or termination of this Lease, Lessee shall execute, acknowledge and deliver to Lessor, within fifteen (15) days after written demand from Lessor to Lessee, any document in a form reasonably requested by Lessor quitclaiming any right, title or interest in the Leasehold Estate to Lessor or other document required by any reputable title company to resolve the cloud of this Lease from the Premises.

29.5  Severability.  If any provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such provision shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

29.6  Amendments.  This Lease may only be modified or amended in writing.

29.7  Memorandum.  The parties shall execute and cause to be recorded, upon the request of the other, a memorandum of this Lease suitable for recording purposes.  Lessor may in lieu of recording a memorandum of this Lease elect to record this Lease in its entirety.

29.8  Cooperation.  The parties hereto agree to fully and reasonably cooperate so as to allow Lessee to develop the Parcel consistent with the Development Plan, this Lease and the applicable zoning.  Lessor’s cooperation shall include, but not be limited to, executing applications and petitions consistent with the Development Plan.  The parties also agree to execute such other and further documents as may be reasonably required by any party thereto.  Lessor’s cooperation shall not include any obligation on the part of Lessor to expend any monies on behalf of Lessee.

29.9  No Waiver.  No failure by Lessor or any prior Lessor to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition.  No covenant, agreement, term or condition of this Lease to be performed or complied with by Lessee, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Lessor.  No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease still continue in full force and effect with respect to any other then existing or subsequent breach thereof.

29.10 Construction.  The parties acknowledge that they have both had the benefit of legal counsel with regard to this Lease.  They therefore agree that, notwithstanding anything contained herein to the contrary, this Lease and all of its terms, provisions and conditions shall be construed fairly and not strictly against either Lessor or Lessee.

29.11 Notices.  Any notice to be given or other document to be delivered by one party to the other shall be in writing and served by personal service, nationally recognized overnight courier (e.g. Federal Express) or by depositing same in the United States Mail, postage prepaid, return receipt requested and addressed as follows:

To Lessor:	GULFPORT REDEVELOPMENT COMMISSION
Attn:  Chairperson
2309 15th Street
Gulfport, MS 39201
Phone:
Fax:

With a Mandatory Copy to:

City of Gulfport
Attn:  Dr. John R. Kelly
Chief Administrative Officer
Post Office Box 1780
Gulfport, MS 39502
Phone: (228) 868-5700
Fax:

To Lessee:	ROTATE BLACK MS, LLC
2510 14th Street, Suite 1125 (39501)
Post Office Box 160
Gulfport, MS 39501
Phone: (228) 424-7424
Fax: (228) 822-8535

With Mandatory Copy to:

J. William Williams, Esq.
Watkins Ludlam Winter & Stennis, PA
2510 14th Street, Suite 1125 (39501)
Post Office Box 160
Gulfport, MS 39501
Phone: (228) 864-3094
Fax: (228) 822-8535

Either party may, by written notice delivered to the other in accordance with the provisions of this Section, designate a different address to which any notices shall thereafter be delivered or mailed.  Notice shall be deemed to have been given on the date on which notice was delivered if notice is given by personal delivery or overnight courier, and three (3) days following the date of deposit in the mail, if mailed.  Notice shall be deemed to have been received on the date on which the notice is received by the party to whom such notice was addressed.

29.12  Lessor’s Authority.  Lessor hereby warrants and represents to Lessee that it has the full legal power and authority to execute, deliver and perform the terms and obligations of Lessor set forth herein.

29.13  Transfers.  Any attempt to assign, sublease, mortgage, convey, transfer, pledge, encumber or otherwise dispose of any estate or interest in this Lease, other than pursuant to express terms of this Lease, shall be void and shall not be effective.

29.14  Joint and Several, Lessee Representative.  If more than one Person is named as or becomes Lessee hereunder, Lessor may require the signatures of all such Persons in connection with any notice to be given or action to be taken by Lessee hereunder except to the extent that any such Person shall designate another such Person as its attorney-in-fact to act on its behalf, which designation shall be effective until receipt by Lessor of notice of its revocation.  Each Person named as Lessee shall be jointly and severally liable for all of Lessee’s obligations hereunder.  Any notice by Lessor to any one (1) Person named as Lessee shall be sufficient and shall have the same force and effect as though given to all parties named as Lessee.  If all such parties designate in writing one Person to receive copies of all notices, Lessor agrees to send copies of all notices to that Person.  Lessee shall not be permitted to designate more than one (1) Person to receive copies of notices (with a copy to one (1) other Person).  Delivery of notice to such Person shall be deemed delivery of notice to all Lessees if there is more than one (1) Lessee.

29.15  Limitation of Liability.  The liability of Lessor or of any Person who has at any time acted as Lessor hereunder for damages or otherwise shall be limited to Lessor’s interest in the Premises, including, without limitation, the rents and profits therefrom, the proceeds of any insurance policies covering or relating to the Premises, any awards payable in connection with any condemnation of the Premises or any part thereof, and any other rights, privileges, licenses, franchises, claims, causes of action or other interests, sums or receivables appurtenant to the Premises.  Neither Lessor nor any such Person nor any of the members, directors, officers, employees, agents or servants of either shall have any liability (personal or otherwise) hereunder beyond Lessor’s interest in the Premises, and no other property or assets of Lessor or any such Person or any of the members, directors, officers, employees, agents or servants of either shall be subject to levy, execution or other enforcement procedure for the satisfaction of Lessee’s remedies hereunder.

29.16  No Merger.  Except as otherwise expressly provided in this Lease, there shall be no merger of this Lease or the Leasehold Estate created hereby with the fee estate in the Premises or any part thereof by reason of the same Person acquiring or holding, directly or indirectly, this Lease or the Leasehold Estate created hereby or any interest in this Lease or in such Leasehold Estate as well as the fee estate in the Premises.

29.17  Lessor Release.  If Lessor or any successor to its interest hereunder ceases to have any interest in the Premises or there is at any time or from time to time any sale or sales or disposition or dispositions or transfer or transfers of Lessor’s interest in the Premises, the seller or transferor shall be and hereby is entirely freed and relieved of all agreements, covenants and obligations of Lessor hereunder to be performed on or after the date of such sale or transfer, and it shall be deemed and construed without further agreement between the parties or their successors in interest or between the parties and the Person who acquires or owns the Lessor’s interest in the Premises, including, without limitation, the purchaser or transferee in any such sale, that, subject to the provisions of Section 29.16, such Person has assumed and agreed to carry out any and all agreements, covenants and obligations of Lessor hereunder accruing from and after the date of such acquisition, sale or transfer.

29.18  Additional Reports.  Lessee shall provide such reports to Lessor as are required under and as set forth in any Permitted Mortgage, including but not limited to, quarterly or annual, statements of operation, financial statements and property condition reports (if any), and shall continue to provide Lessor all such reports in the absence of a Permitted Mortgage.   These shall include quarterly financial reports and on a yearly basis, audited financial statements and tax returns relating to the use and operation of the Parcel or any adjoining development, including, without limitation, financial statements of any affiliates of Lessee involved in the use or operation of the Parcel or any adjoining development.

29.19  No Litigation.  Except as previously disclosed to Lessor in writing, neither Lessee nor any of its affiliates is a party to any past, pending or threatened litigation which relates to, or if decided adversely, could have a material adverse effect upon, the Lessee or its ability to complete the development and operation of the improvements as contemplated hereby (including arbitration or similar alternative dispute resolution proceedings).

29.20  Future Sale.  Lessee acknowledges that it has not been induced to enter into this Lease by any promise from Lessor or any of it agents, servants or employees, that the Parcel will be offered for sale at any time.

29.21  No Partnership or Agency.  Nothing contained in this Lease shall be construed to create a partnership or joint venture between the parties or their successors in interest or permitted assigns.  Lessee is not an agent or representative of Lessor and has no right or authority to act for on behalf of Lessor in any capacity or in any manner.

29.22  No Fee.  No provision of this Lease shall create any right in Lessee or any Permitted Mortgagee to a fee interest in the Parcel in any manner.

29.23  Governing Law.  This Lease shall be governed by, construed and enforced in accordance with the laws of the State of Mississippi.  Any legal proceeding arising out of this Lease shall be brought in the Courts located in Harrison County.

29.24  Mutual Termination.  This Lease may be terminated prior to the expiration date upon written agreement signed by both Lessor and Lessee.  The agreement shall specify the terms and conditions of such a cancellation.  Lessee shall not be due any refunds for prepaid Rent for termination under this clause.

29.25  Headings.  The titles to the Articles and Sections of this Lease are for convenience of reference and are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease.

29.26  Integration.  This Lease, together with the Exhibits appended hereto, embodies the whole agreement of the parties.  There are no other agreements or terms, oral or written.  This document supersedes all previous communications, representations and agreements, oral or written, between the parties.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease as of the Effective Date.

LESSEE:

ROTATE BLACK MS, LLC, a Mississippi limited liability company

By:	/s/ Jake Vanderlei
Name	Jake Vanderlei
Title	President

LESSOR:

GULFPORT REDEVELOPMENT COMMISSION

By:	/s/ Carole Lynn Meadows
Name:	Carole Lynn Meadows
Title:	Chair, GRC

STATE OF MISSISSIPPI
COUNTY OF __________________

Personally appeared before me, the undersigned authority in and for the said county and state, on this _____ day of October, 2010, within my jurisdiction, the within named ________________________, who acknowledged to me that he is ___________________ of Rotate Black, MS, a Mississippi limited liability company, and as the act and deed of said limited liability company, he executed the above and foregoing instrument, after first having been duly authorized by said limited liability company so to do.

______________________
NOTARY PUBLIC

STATE OF MISSISSIPPI
COUNTY OF HARRISON

Personally appeared before me, the undersigned authority in and for the said county and state, on this ____ day of October, 2010, within my jurisdiction, the within named Carole Lynn Meadows, who acknowledged to me that she is the Chairperson of the Gulfport Redevelopment Commission, and as the act and deed of said commission, she executed the above and foregoing instrument, after first having been duly authorized by said commission so to do.

______________________
NOTARY PUBLIC

Exhibit List

Exhibit A – Legal Description
Exhibit B – Site Map
Exhibit C – Title Matters

Exhibit A
Description and Identification of
Site Parcels

The legal description of the Site is contained in the Quitclaim Deed from the City to the GRC dated August 23rd, 2010 and recorded in the lands records of the First Judicial District of Harrison County Mississippi.

In general, the legal description is as follows:

That certain parcel of land and property situated and being in the city of Gulfport, 1st Judicial District, Harrison County, Mississippi, and more particularly described as follows:

Commencing at the Northeast corner of Section 9, Township 8 South, Range 11 West, City of Gulfport, Harrison County, Mississippi; thence S 0º00’00”E a distance of 1630.65 feet to a point; thence N 90º00’00”W a distance of 2343.11 feet to a point; thence S32º09’04”E a distance of 240.70 feet to the POINT OF BEGINNING; thence S32º09’04”E a distance of 479.20 feet  to a point; thence S62º18’14”E a distance of 151.18 feet to a point; thence S32º59’26”E a distance of 50.17 feet  to a point; thence N68º53’22”E a distance of 248.01 feet to a point; thence N21º06’38”W a distance of 330.00 feet  to a point; thence N68º53’22”E a distance of 70.98 feet  to a point; thence N67º04’W a distance of 422.21 feet to a point; thence S71º26’19”W a distance of 199.82 feet  to the POINT OF BEGINNING.

A-1